EX-2.1

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                           DATED AS OF OCTOBER 2, 2006

                                     BETWEEN

                            ARDENT ACQUISITION CORP.

                                       AND

                       THE STOCKHOLDERS OF AVANTAIR, INC.

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                                TABLE OF CONTENTS

                                                                            PAGE


ARTICLE I.   CLOSING; SALE AND PURCHASE........................................1
      1.1    The Closing.......................................................1
      1.2    Sale and Purchase of the Purchase Shares..........................1
      1.3    Delivery of Purchase Price and Stock Certificates.................2
      1.4    Directors and Officers............................................2
      1.5    Purchase Price Adjustment.........................................2
      1.6    Deferred Purchase Price...........................................2
      1.7    Additional Consideration..........................................4
      1.8    Acceleration Events...............................................5
      1.9    Actions Simultaneous..............................................5

ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF THE SELLERS WITH RESPECT
             TO THE PURCHASE SHARES ...........................................5
      2.1    Authority; Execution and Delivery; Enforceability.................5
      2.2    Non-Contravention.................................................6
      2.3    Title to Purchase Shares..........................................6
      2.4    Consents and Approvals............................................6
      2.5    Litigation and Claims.............................................6
      2.6    No Finder.........................................................6
      2.7    Investment Representations........................................7
      2.8    Accredited Investor...............................................7

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE SELLERS WITH RESPECT
             TO THE COMPANY ...................................................7
      3.1    Organization; Good Standing.......................................7
      3.2    Subsidiaries; Equity Interests....................................7
      3.3    Non-Contravention.................................................8
      3.4    Corporate Documents...............................................8
      3.5    Capitalization; Options...........................................8
      3.6    Consents and Approvals............................................9
      3.7    Title to Assets; Sufficiency of Assets............................9
      3.8    Real Property....................................................10
      3.9    Employment Related Agreements and Actions........................11
      3.10   Contracts........................................................13
      3.11   Intellectual Property............................................15
      3.12   Insurance........................................................18
      3.13   Books and Records................................................19
      3.14   Financial Statements; Liabilities................................19
      3.15   Accounting Practices.............................................19
      3.16   Tax Matters......................................................20
      3.17   Absence of Certain Changes and Events............................21
      3.18   Litigation and Claims............................................23
      3.19   Governmental Permits; Compliance with Laws.......................23


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      3.20   Environmental Matters............................................24
      3.21   Employee Plans...................................................24
      3.22   Accounts Receivable..............................................26
      3.23   Major Customers..................................................27
      3.24   Aircraft Operations..............................................27
      3.25   Product and Service Warranties...................................28
      3.26   Bank Accounts....................................................29
      3.27   No Finder........................................................29

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER.......................29
      4.1    Organization; Good Standing......................................29
      4.2    Authority; Execution and Delivery; Enforceability................29
      4.3    Non-Contravention................................................29
      4.4    Consents and Approvals...........................................30
      4.5    SEC Reports......................................................30
      4.6    Purchase Price...................................................30
      4.7    Litigation and Claims............................................30
      4.8    Capitalization...................................................30
      4.9    No Finder........................................................31
      4.10   Board Approval...................................................31

ARTICLE V. ACTION PRIOR TO THE CLOSING DATE...................................31
      5.1    Conduct of Business..............................................31
      5.2    Notification of Certain Matters..................................34
      5.3    Access...........................................................35
      5.4    Issuance of Purchaser Securities.................................35
      5.5    Standstill.......................................................35
      5.6    Purchaser Stockholder Approval...................................36
      5.7    Notice of Litigation.............................................37
      5.8    Fulfillment of Conditions to Purchaser's Obligations.............37
      5.9    Fulfillment of Conditions to Company's Obligations...............37
      5.10   Governmental Consents............................................37
      5.11   Third Party Consents.............................................38
      5.12   Publicity........................................................38
      5.13   Equity Compensation Plan.........................................38

ARTICLE VI. OTHER AGREEMENTS OF THE PARTIES...................................38
      6.1    Confidentiality..................................................38
      6.2    Further Assurances...............................................39
      6.3    Tax Returns......................................................39
      6.4    Corporate Indemnification........................................40
      6.5    Qualification as a "Reorganization" .............................41

ARTICLE VII. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.................41
      7.1    Representations and Warranties...................................42
      7.2    Performance......................................................42


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      7.3    No Material Adverse Effect.......................................42
      7.4    Certificates.....................................................42
      7.5    No Injunction....................................................42
      7.6    Government Approvals.............................................42
      7.7    Third Party Consents.............................................42
      7.8    Resignations.....................................................42
      7.9    Releases.........................................................42
      7.10   Liens............................................................43
      7.11   Stockholder Approval.............................................43
      7.12   Employment Agreement.............................................43
      7.13   Stockholders Agreement...........................................43
      7.14   Escrow Agreement.................................................43
      7.15   Good Standing....................................................43

ARTICLE VIII. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS..............43
      8.1    Representations and Warranties...................................43
      8.2    Performance......................................................43
      8.3    No Material Adverse Effect.......................................43
      8.4    Certificates.....................................................43
      8.5    No Injunction....................................................44
      8.6    Government Approvals.............................................44
      8.7    Third Party Consents.............................................44
      8.8    Stockholder Approval.............................................44
      8.9    Employment Agreement.............................................44
      8.10   Stockholders Agreement...........................................44
      8.11   Escrow Agreement.................................................44
      8.12   Stock Certificates...............................................44
      8.13   Good Standing....................................................44
      8.14   Trust Fund.......................................................44
      8.15   Purchaser Common Stock...........................................45
      8.16   Resignations.....................................................45

ARTICLE IX. INDEMNIFICATION...................................................45
      9.1    Survival.........................................................45
      9.2    Indemnification by Sellers.......................................45
      9.3    Indemnification by Purchaser.....................................46
      9.4    Limitations on Indemnification...................................46
      9.5    Tax Treatment of Indemnity Payments..............................47
      9.6    Notice of Claims.................................................47
      9.7    Third Party Claims...............................................47
      9.8    Effect of Investigation..........................................48
      9.9    Payment of Indemnification.......................................48
      9.10   Claims Management................................................48

ARTICLE X. TERMINATION........................................................49
      10.1   Termination......................................................49
      10.2   Effects of Termination...........................................49

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ARTICLE XI. MISCELLANEOUS.....................................................50
      11.1   Expenses of the Transaction......................................50
      11.2   Notices..........................................................50
      11.3   No Modification Except in Writing................................51
      11.4   Entire Agreement.................................................51
      11.5   Severability.....................................................51
      11.6   Assignment.......................................................51
      11.7   Governing Law....................................................51
      11.8   Specific Performance.............................................52
      11.9   Headings; References.............................................52
      11.10  Interpretation...................................................52
      11.11  Third Parties....................................................53
      11.12  Counterparts and Facsimile Signatures............................53


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                                   APPENDICES


   APPENDIX A.  DEFINITIONS

   APPENDIX B.  SELLER DISCLOSURE SCHEDULE

   APPENDIX C.  PURCHASER DISCLOSURE SCHEDULE

                                    EXHIBITS

   ALLOCATION AMONG SELLERS                                        EXHIBIT 1

   RELEASE                                                         EXHIBIT 2

   SANTO EMPLOYMENT AGREEMENT                                      EXHIBIT 3

   WATERS EMPLOYMENT AGREEMENT                                     EXHIBIT 4

   STOCKHOLDERS AGREEMENT                                          EXHIBIT 5

   ESCROW AGREEMENT...                                             EXHIBIT 6

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                            STOCK PURCHASE AGREEMENT

        STOCK PURCHASE AGREEMENT ("Agreement"), dated as of October 2, 2006, between Ardent Acquisition Corp., a Delaware corporation ("Purchaser"), and Andiamo Aviation, LLC, Camelot 27, LLC, John Waters, Jeffrey Kirby and Kevin McKamey (each, a "Seller," and collectively, the "Sellers").

                              W I T N E S S E T H:

        WHEREAS, the Sellers own of record and beneficially all of the shares of Class A common stock, par value $0.01 per share (the "Purchase Shares"), of Avantair, Inc., a Nevada corporation (the "Company"), representing 100% of the Company's issued and outstanding capital stock on a fully diluted basis;

        WHEREAS, Steven F. Santo owns 50% of the membership interests in Camelot 27, LLC;

        WHEREAS, Alfred Rapetti owns a minority membership interest in Andiamo Aviation, LLC;

        WHEREAS, Purchaser desires to purchase and acquire from the Sellers, and the Sellers desire to sell and transfer to Purchaser, the Purchase Shares on the terms and subject to the conditions hereinafter set forth; and

        WHEREAS, terms used in this Agreement and not otherwise defined in this Agreement are defined in Appendix A hereto.

        NOW, THEREFORE, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                           CLOSING; SALE AND PURCHASE

        1.1 THE CLOSING. The closing (the "Closing") of the transactions contained in this Article I shall take place at 10:00 A.M., Eastern Time, on the second Business Day after all of the conditions contained in Articles VII and VIII have been satisfied or waived (other than those conditions which will be satisfied at the Closing Time), or at such other time or such other date as Purchaser and the Sellers may agree, at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York (hereinafter, such date is referred to as the "Closing Date" and such time on the Closing Date is referred to as the "Closing Time").

        1.2 SALE AND PURCHASE OF THE PURCHASE SHARES. Upon the terms and subject to the conditions set forth herein, at the Closing, the Sellers agree to sell, convey, transfer and assign the Purchase Shares to Purchaser free and clear of all Liens, and deliver to Purchaser certificates representing the Purchase Shares, duly endorsed in blank or accompanied by stock or other appropriate powers in blank with all appropriate transfer stamps affixed thereto (the "Stock Certificates"), and Purchaser agrees to purchase the Purchase Shares from the Sellers for an aggregate consideration of (the "Purchase Price") (i) Seven Million (7,000,000) shares of

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Purchaser Common Stock, subject to adjustment in accordance with Section 1.5,
PLUS (ii) at the times and subject to the terms and conditions set forth therein, the shares of Purchaser Common Stock issuable pursuant to Sections 1.6 and 1.7.

        1.3 DELIVERY OF PURCHASE PRICE AND STOCK CERTIFICATES. Subject to satisfaction or waiver by the relevant party of the relevant conditions to Closing, at the Closing, (i) 7,000,000 shares of Purchaser Common Stock (as adjusted in accordance with Section 1.5), less the Escrow Amount (which shall be deducted solely from the shares of Purchaser Common Stock otherwise payable to Camelot 27, LLC, Jeffrey Kirby, John Waters, Kevin McKamey, and Andiamo Aviation, LLC (provided, however, in the event of the dissolution of Andiamo Aviation then from the shares payable to Alfred Rapetti), in the amounts set forth on Exhibit 1), shall be issued by Purchaser to the Sellers pursuant to the allocation set forth on Exhibit 1, (ii) the shares of Purchaser Common Stock comprising the Escrow Amount shall be issued by Purchaser to the Escrow Agent in accordance with the terms of the Escrow Agreement and (iii) the Stock Certificates shall be delivered by the Sellers to Purchaser.

        1.4 DIRECTORS AND OFFICERS. At the Closing, the directors of Purchaser immediately prior to the Closing shall resign, and the Board of Directors of Purchaser will be comprised of three individuals designated by Purchaser's stockholders and four individuals designated by the Sellers, of which one individual will be subject to the approval of Purchaser. At least two of the designees of Purchaser and at least two of the designees of the Sellers must meet the independence requirements of Rule 10A-3 of the Exchange Act and of any securities exchange on which Purchaser's securities are then listed for trading or on which Purchaser proposes to be listed for trading following the Closing. Purchaser and the Sellers hereby agree that one of Purchaser's initial designees shall be Barry Gordon, who shall serve as Purchaser's non-executive Chairman until such time as his successor shall be duly elected.

        1.5 PURCHASE PRICE ADJUSTMENT. The Purchase Price may be adjusted as follows:

        (a) At the Closing, Purchaser shall prepare and deliver to the Sellers a certificate (the "Closing Cash Statement") setting forth the aggregate amount of cash in the Purchaser's accounts (including amounts held in the trust account administered by Continental Stock Transfer & Trust Company) as of the close of business on the day immediately preceding the Closing Date, LESS all transaction expenses of the Purchaser incurred, or anticipated in good faith to be incurred, in connection with the transactions contemplated hereby (but not including such expenses of the Sellers, the Company or any Subsidiary) (the "Purchaser Closing Cash Amount"). The Closing Cash Statement shall be prepared from the Books and Records of the Purchaser in conformity with GAAP.

        (b) If the Closing Cash Statement states that the Purchaser Closing Cash Amount is less than $35,000,000 (the "Target Net Purchaser Closing Cash Amount"), then the number of shares of Purchaser Common Stock comprising the Purchase Price shall be increased by dividing (A) the amount, if any, by which the Target Net Purchaser Closing Cash Amount exceeds the Purchaser Closing Cash Amount by (B) $6.00.

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        (c)     Any such increase in the Purchase Price provided in Section
1.5(b) shall be effected by the issuance at the Closing of additional shares of Purchaser Common Stock by the Purchaser to the Sellers in the proportions set forth on Exhibit 1.

        1.6     DEFERRED PURCHASE PRICE.

        (a) Within ten Business Days after the completion of the Purchaser's annual audited consolidated financial statements for each of the fiscal years ending June 30, 2007 and 2008 (each of which shall be prepared in accordance with GAAP, consistently applied), Purchaser shall prepare and deliver to the Sellers a calculation of EBITDA with respect to the Purchaser for the fiscal years ended June 30, 2007 and 2008 based on the applicable financial statements (the "2007 EBITDA Calculation" and "2008 EBITDA Calculation," respectively, and the "EBITDA Calculations," collectively), and a calculation of any adjustment to the Purchase Price described below.

        (b) The term "EBITDA" shall mean, with respect to any period, the combination of (i) Purchaser's net income or loss (after giving effect to deduction of or provision for all operating expenses, all taxes and reserves and all other proper deductions), plus (ii) Purchaser's interest expense after giving effect to payments made or received under interest rate protection agreements, plus (iii) total federal, state, local and foreign income, value added and similar Taxes paid or payable by Purchaser and the Company, plus (iv) Purchaser's depreciation and amortization expense, all as determined on a consolidated basis in accordance with GAAP and as set forth on Purchaser's annual audited consolidated financial statements included in its applicable SEC Reports, provided, that any revenues generated by the Company with respect to sales of aircraft (or interests therein) and the associated costs shall be treated as recognized in the fiscal year of sale and not amortized over a period of several years, and provided, further, that for the purposes of the calculations under this Section 1.6, the calculation of EBITDA will not reflect any expenses or charges related to or arising from the issuance of stock options by Purchaser or the Company or the pre-Closing issuance of shares of the Company's capital stock to employees of the Company at prices below then-current fair market values.

        (c) Each EBITDA Calculation shall become final and binding upon the parties on the 30th day following delivery thereof, unless the Sellers give written notice of its disagreement with any amounts or calculations set forth on such EBITDA Calculation (a "Notice of EBITDA Disagreement") to Purchaser prior to such date and all amounts and calculations set forth on such EBITDA Calculation that are not the subject of a Notice of EBITDA Disagreement shall become final and binding on such date. Any Notice of EBITDA Disagreement shall
(i) specify in reasonable detail the nature of any disagreement so asserted and
(ii) only include disagreements based on mathematical errors or based on such EBITDA Calculation not being calculated in accordance with this Section 1.6. If a Notice of EBITDA Disagreement is received by Purchaser in a timely manner, then any amounts or calculations set forth on the applicable EBITDA Statement that are the subject of any such Notice of EBITDA Disagreement shall become final and binding upon the Sellers and Purchaser on the earlier of (A) the date the Sellers and Purchaser resolve in writing any differences they have with such amounts or calculations and (B) the date any such disputed amounts or calculations are finally resolved in accordance with Section 1.6(d) below.

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        (d)     During the 30-day period following the delivery of a Notice of
EBITDA Disagreement, the Sellers and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the matters specified in such Notice of EBITDA Disagreement. If, at the end of such 30-day period, such differences have not been resolved, the Sellers and Purchaser shall, within the subsequent 30-day period, submit to an independent accounting firm (the "Accounting Firm") for arbitration, in accordance with the standards set forth in this Section 1.6, any and all matters that remain in dispute and were properly included in the Notice of EBITDA Disagreement, in the form of a written brief. The Accounting Firm shall be a nationally recognized U.S. independent public accounting firm as shall be agreed upon by the Sellers and Purchaser in writing. The Sellers and Purchaser shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted on a timely basis to the Accounting Firm within 30 days of the receipt of such submission. The Accounting Firm's decision shall be based solely on written submissions made on a timely basis by the Sellers and Purchaser and their respective representatives and not by independent review. The Accounting Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section
1.6 shall be borne by Purchaser and the Sellers in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.

        (e) If the final 2007 EBITDA Calculation states that the Purchaser's EBITDA for the fiscal year ending June 30, 2007 is greater than $6,000,000, the shares of Purchase Common Stock comprising the Purchase Price shall be increased by an additional aggregate of 1,000,000 shares of Purchaser Common Stock, which shares shall be issued by Purchaser to the Sellers in the proportions set forth on Exhibit 1 within ten Business Days after such time that the 2007 EBITDA Calculation become final and binding on the parties. If the final 2008 EBITDA Calculation states that the Purchaser's EBITDA for the fiscal year ending June 30, 2008 is greater than $20,000,000, the shares of Purchase Common Stock comprising the Purchase Price shall be increased by an additional aggregate of 5,000,000 shares of Purchaser Common Stock, which shares shall be issued by Purchaser to the Sellers in the proportions set forth on Exhibit 1 within ten Business Days after such time that the 2008 EBITDA Calculation become final and binding on the parties. Any additional shares of Purchaser Common Stock issued pursuant to this Section shall be treated and reported as part interest in accordance with Section 1274 of the Code and the regulations thereunder.

        1.7     ADDITIONAL CONSIDERATION.

        (a) In the event that at any time after the Closing but prior to February 23, 2009, the closing trading price on the Over-the-Counter Bulletin Board (or on a national securities market on which Purchaser Common Stock is then quoted for trading) of Purchaser Common Stock for 20 trading days within any 30 trading day period equals or exceeds $8.50 per share (subject to adjustment in the event of stock splits, reverse stock splits, stock dividends, recapitalizations or

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similar events), then the shares of Purchaser Common Stock comprising the
Purchase Price shall be increased by an additional 5,000,000 shares of Purchaser Common Stock.

        (b) All additional shares of Purchaser Common Stock issuable by Purchaser to the Sellers under this Section 1.7 shall be in the amounts set forth on Exhibit 1 and shall be effected within ten Business Days after the date of the occurrence of the events described in subsections (a) and (b) above. Any additional shares of Purchaser Common Stock issued pursuant to this Section shall be treated and reported as part interest in accordance with Section 1274 of the Code and the regulations thereunder.

        1.8 ACCELERATION EVENTS. In the event that, at any time following the Closing and prior to February 23, 2009, Purchaser (i) consummates a merger, reorganization or consolidation of Purchaser into or with another Person (A) immediately following which the holders of Purchaser Common Stock immediately prior to the consummation of such merger, reorganization or consolidation do not hold more than 50% of the voting securities of the surviving entity or (B) in which more than 50% of the voting power of Purchaser is disposed of in exchange for property, rights or securities distributed to the holders thereof by the acquiring Person, (ii) consummates a similar transaction or series of transactions which has the effect referred to in clause (A) or (B) above, or
(iii) consummates a sale of all or substantially all of the assets of Purchaser to any Person (other than a direct or indirect parent or subsidiary of Purchaser), in each case for aggregate consideration equal to at least the product of (x) $8.50 (subject to adjustment in the event of stock splits, reverse stock splits, stock dividends, recapitalizations or similar events) and
(y) the aggregate number of shares of Purchaser Common Stock issued and outstanding on a fully diluted basis after giving effect to the issuance to the Sellers of all shares of Purchaser Common Stock under this Agreement (and assuming issuance of all shares issuable under this Section 1.8) and full exercise or conversion of all of warrants, options and other convertible securities exercisable for or convertible into Purchaser Common Stock then outstanding, then Purchaser shall, within 30 days of the consummation of any such transaction, issue to the Sellers a number of shares of Purchaser Common Stock equal to the maximum amount which could be issued to the Sellers (a) under
Section 1.6 with respect to each fiscal year ending June 30, 2007 and 2008 which has not yet been completed, and (b) under Section 1.7 had the conditions set forth therein been satisfied. 1.9 ACTIONS SIMULTANEOUS. For purposes of agreement of the parties hereto, all actions to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously and no actions shall be deemed to have been taken nor shall any documents be deemed to have been executed and delivered until all actions have been taken and all documents have been executed and delivered.


                                  ARTICLE II.

                         REPRESENTATIONS AND WARRANTIES
               OF THE SELLERS WITH RESPECT TO THE PURCHASE SHARES

        Each Seller, severally but not jointly, hereby represents and warrants to Purchaser as to such Seller and the Purchase Shares owned by such Seller, as set forth below. Each exception to

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such representations and warranties set forth in the Seller Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific section of this Agreement. Any fact or item disclosed in any section of the Seller Disclosure Schedule shall be deemed to be disclosed with respect to any other section to the extent that it is readily apparent from the face of the disclosure that such disclosure is applicable to such section.

        2.1 AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. Each Seller has full power, authority and capacity to execute and deliver this Agreement and, to the extent a party thereto, the Related Agreements, to perform such Seller's respective obligations hereunder and under such Related Agreements and to consummate the transactions contemplated hereby and by such Related Agreements. Each of this Agreement and (when executed) the Related Agreements has been (or will be) duly executed and delivered by such Seller (to the extent a party thereto), and constitutes (or will, when executed, constitute) the legal, valid and binding obligation of such Seller (to the extent a party thereto), enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        2.2 NON-CONTRAVENTION. The execution and delivery of this Agreement and the Related Agreements by such Seller (to the extent a party thereto) does not, and the consummation of the transactions contemplated hereby and by such Related Agreements and compliance with the terms hereof and of such Related Agreements, will not (or would not with the giving of notice or the passage of time):

        (a) constitute a default under or a violation or breach (with or without notice) of, result in the acceleration of any obligation under, any provision of any contract or other instrument to which such Seller is a party or result in the termination or revocation of any authorization held by such Seller or the Company necessary to the ownership of the Purchase Shares or the operation of the business of the Company;

        (b)     violate any Order or any Law affecting such Seller; or

        (c)     result in the creation of any Lien on such Seller's Purchase
Shares.

        2.3 TITLE TO PURCHASE SHARES. Each Seller has good and valid title to the Purchase Shares owned by such Seller as set forth on the Seller Disclosure Schedule, free and clear of all Liens. At the Closing, each Seller will transfer legal and beneficial, good and valid title to each of the Purchase Shares, free and clear of all Liens. No Seller is currently bound by any contract, agreement, arrangement, commitment or understanding (written or oral) with, and has not granted any option or right currently in effect or which would arise after the date hereof to, any Person other than Purchaser with respect to the acquisition of any of such Seller's Purchase Shares.

        2.4 CONSENTS AND APPROVALS. Except as set forth in the Seller Disclosure Schedule, no consent, approval, waiver, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority, and no consent, approval, waiver or other similar authorization of any other Person (including, without limitation, any Person who is a party to a Contract binding on or affecting the Company or any Subsidiary), is required to be obtained by or on behalf of such Seller as a result of, or in connection with, or as a condition of

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the lawful execution, delivery and performance of this Agreement or the Related
Agreements (to the extent a party thereto) or the consummation of the transactions contemplated hereby and by such Related Agreements.

        2.5 LITIGATION AND CLAIMS. There is no Action pending or, to the Knowledge of such Seller, threatened, against or affecting such Seller that could reasonably be expected to affect such Seller's ability to consummate the transactions contemplated hereby or by the Related Agreements (to the extent a party thereto).

        2.6 NO FINDER. Except as set forth in the Seller Disclosure Schedule, neither such Seller nor any party acting on such Seller's behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated hereby or by the Related Agreements, and the Company will not be liable or obligated in any way whatsoever with respect to any such fee or commission.

        2.7 INVESTMENT REPRESENTATIONS. Each Seller hereby acknowledges and agrees that each of the shares of Purchaser Common Stock to be received by such Seller pursuant to this Agreement will not be registered under the Securities Act or any state securities laws and may not be offered or sold except pursuant to registration or an exemption from the registration requirements of the Securities Act and all applicable state securities laws, subject to the terms and conditions of the Stockholders Agreement. In this connection, each Seller understands Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

        2.8 ACCREDITED INVESTOR. Each Seller represents that: (i) such Seller is an "accredited investor" (as such term is defined in Regulation D under the Securities Act) and is acquiring Purchaser Common Stock for its own account, for investment purposes only, and not with a view to the resale or offer for sale thereof or with any present intention of distributing or selling or offering for sale any of such securities; and (ii) such Seller is capable of bearing the economic risk of such investment, including a complete loss of the investment in Purchaser Common Stock.


                                  ARTICLE III.

                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS
                           WITH RESPECT TO THE COMPANY

        The Sellers (for the purpose of this Article III, "Seller" shall be defined as Steven Santo, Jeffrey Kirby, John Waters, Kevin McKamey and Alfred Rapetti), jointly and severally, hereby represent and warrant to Purchaser as set forth below. Each exception to such representations and warranties set forth in the Seller Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific section of this Agreement. Any fact or item disclosed in any section of the Seller Disclosure Schedule shall be deemed to be disclosed with respect to any other section to the extent that it is readily apparent from the face of the disclosure that such disclosure is applicable to such section.

        3.1 ORGANIZATION; GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of state of Nevada. The Company has full corporate power and authority to conduct all of the business and activities conducted by it, and to own or lease and operate all of the assets owned or leased by it; and is duly licensed, registered or qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of the business and activities conducted by it, and/or the character of the assets owned or leased by it, makes such qualification or license necessary.

        3.2     SUBSIDIARIES; EQUITY INTERESTS.

        (a) The Seller Disclosure Schedule contains a complete list of each of the Company's direct or indirect subsidiaries (each, a "Subsidiary"). Each such Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, each of which is listed on the Seller Disclosure Schedule. Each subsidiary has full corporate power and authority to conduct all of the business and activities conducted by it, and to own or lease and operate all of the assets owned or leased by it; and is duly licensed or qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of the business and activities conducted by it, and/or the character of the assets owned or leased by it, makes such qualification or license necessary. Each jurisdiction in which each of such subsidiaries is qualified to do business is listed on the Seller Disclosure Schedule.

        (b) Except as set forth in the Seller Disclosure Schedule, neither the Company nor any Subsidiary, directly or indirectly, owns any capital stock of or other equity interests in any Person. Neither the Company nor any Subsidiary is a participant in any joint venture, partnership or similar arrangement.

        3.3 NON-CONTRAVENTION. The execution and delivery of this Agreement by the Sellers does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof, will not (or would not with the giving of notice or the passage of time):

        (a) except as set forth in the Seller Disclosure Schedule, constitute a default under or a violation or breach (with or without notice) of, or result in the acceleration of any obligation of the Company or any Subsidiary under, or change in any right or obligation of, the Company, any Subsidiary or counterparty under, any provision of any Contract to which the Company or any Subsidiary is a party or result in the termination or revocation of any authorization held by the Company or any Subsidiary or necessary to the ownership of the Company or any Subsidiary or the operation of the business of the Company or any Subsidiary;

        (b) violate any Order or any Law affecting the Company or any Subsidiary, or their respective assets;

        (c) violate or contravene the terms or provisions of the Amended and Restated Articles of Incorporation, By-laws or similar formation or organizational documents of the Company or any Subsidiary; or

        (d) result in the creation of any Lien on any of the assets of the Company or any Subsidiary.

        3.4 CORPORATE DOCUMENTS. The Sellers have delivered to Purchaser complete and correct copies of the Amended and Restated Articles of Incorporation, By-laws and other organizational documents and stock transfer books of the Company and each Subsidiary. The Sellers have delivered to Purchaser copies of all minute books and all other existing records of any meeting of the board of directors (and any committee thereof) or stockholders of the Company and each Subsidiary, which minute books and records are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. No meeting of the board of directors (or committee thereof) or stockholders of the Company or any Subsidiary has occurred for which minutes have not been prepared and are not contained in such minute books.

        3.5 CAPITALIZATION; OPTIONS(a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock, which are issued and outstanding and held by the Sellers in the amounts listed on the Seller Disclosure Schedule Except as set forth in this Section 3.5(a), no shares or classes of the Company's capital stock are issued, outstanding or reserved for issuance.

        (b) The authorized capital stock of each Subsidiary consists of 200 shares of common stock, of which 50 shares are issued and outstanding and owned beneficially and of record by the Company. There are no options, warrants or other classes of equity securities of any Subsidiary issued or outstanding, nor are any such equity securities reserved for issuance.

        (c) All the outstanding shares of capital stock of the Company and each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of all Liens. The rights, preferences, privileges and restrictions applicable to the Company's capital stock are as set forth in the Company's currently effective Amended and Restated Articles of Incorporation. Except as set forth in Section 3.5(a) above, there are no outstanding subscriptions, warrants, options, contracts, rights (preemptive or otherwise), calls, demands, commitments, voting agreements, voting trusts proxies or other arrangements of any character binding on the Company or any Subsidiary relating to any authorized and issued or unissued shares of capital stock of the Company or any Subsidiary, or other instruments binding on the Company or any Subsidiary convertible into or exchangeable for such stock, or which obligate the Company or any Subsidiary to seek authorization to issue additional shares of any class of stock, nor will any be created by virtue of this Agreement or the transactions contemplated hereby. None of the shares of capital stock of the Company or any Subsidiary were issued in violation of any applicable Laws.

        3.6 CONSENTS AND APPROVALS. Except as set forth in the Seller Disclosure Schedule, no consent, approval, waiver, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority, and no consent, approval, waiver or other similar authorization of any other Person (including without limitation any Person who is a party to a Contract binding on or affecting the Company or any Subsidiary), is required to be obtained by or on behalf of the Company or any Subsidiary as the case may be, as a result of, or in connection with, or as a condition of the lawful execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

        3.7     TITLE TO ASSETS; SUFFICIENCY OF ASSETS.

        (a) Except as set forth in the Seller Disclosure Schedule, the Company and the Subsidiaries have good and valid title to all of the properties and assets (whether tangible or intangible) that they purport to own, free and clear of all Liens (other than Permitted Liens), including, without limitation, all of the tangible and intangible assets reflected on the balance sheet included in the Company Audited Financial Statements, other than assets disposed of since June 30, 2006 in the ordinary course of business consistent with past practice.

        (b) Except as set forth in the Seller Disclosure Schedule, none of the Sellers own any assets primarily used in or necessary to conduct the business of the Company or the Subsidiaries.

        (c) All of the tangible personal property of the Company and the Subsidiaries has been maintained in accordance with generally accepted industry practice and is in good working order and condition, reasonable wear and tear excepted, and is suitable for the use to which they are being put. All of the leased personal property of the Company and the Subsidiaries is in the condition required of such property by the terms of the lease applicable thereto during the relevant term of the lease. None of such tangible personal property is in need of maintenance or repairs, except as shown in the Seller Disclosure Schedule and except for ordinary routine maintenance and repairs that are not material in cost.

        (d) No Person has any written or oral agreement, option, understanding or commitment, or any right or privilege (whether at law, by contract or otherwise) capable of becoming such, for the purchase or other acquisition from the Company or any Subsidiary of any of their assets other than in the ordinary course.

        (e) The property and assets owned and leased by each of the Company and each Subsidiary include all rights, assets and property necessary for the conduct of the business of the Company and each Subsidiary after the Closing, substantially in the same manner as it was conducted prior to the Closing.

        3.8     REAL PROPERTY.

        (a) The Seller Disclosure Schedule sets forth a true, complete and correct list of all real property and interests in real property leased by the Company or any Subsidiary (individually, a "Real Property Lease" and the real properties specified in such leases, being referred to herein individually as a "Company Property" and collectively as the "Company Properties") as lessee or lessor. There are no real properties or interests in real properties owned in any respect by the Company or any Subsidiary. The Company Properties constitute all interests in real property currently used or currently held for use in connection with the business of the Company and the Subsidiaries and which are necessary for the continued operation of such business by Purchaser as such business is currently conducted. To the Knowledge of the Sellers, all of the Company Properties, buildings, fixtures and improvements thereon leased by the Company and Subsidiaries are in good operating condition and repair (subject to normal wear and tear). The Company has delivered to Purchaser true, complete and correct copies of the Real Property Leases, together with all amendments, modifications or supplements thereto. No Person (other than the Company or a Subsidiary) has subleased or otherwise uses, possesses or occupies any of the premises covered by a Real Property Lease.

        (b) Each Real Property Lease is in full force and effect, has not been amended and is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or the Subsidiaries and, to the Knowledge of the Sellers, of each other Person that is a party thereto. There is no, and neither the Company nor any Subsidiary has received written notice of any, default in any material respect (or any condition or event which, after notice or lapse of time or both, would constitute a default in any material respect) thereunder which remains uncured. Neither the Company nor any Subsidiary has assigned or transferred all or any portion of its interests in any Real Property Lease. There are no disputes under any of the Real Property Leases in relation to the state of repair of the premises demised or otherwise. Each Real Property Lease has not been assigned or encumbered by the Company or any Subsidiary.

        (c) No proceeding is pending or, to Knowledge of the Sellers, threatened for the taking or condemnation of all or any portion of the Company Properties. There is no brokerage commission or finder's fee due from the Company or any Subsidiary and unpaid with regard to any of the Company Properties, or which will become due at any time in the future with regard to any Company Properties.

        (d) Except as set forth on the Seller Disclosure Schedule, the Company Properties and assets owned, leased or used by the Company or any Subsidiary in the operation of the Company Properties, including the walls, ceilings and other structural elements of any improvements erected on any part thereof and the building systems such as heating, plumbing, ventilation, air conditioning and electric, are adequate and sufficient for the current operations of the Company's and the Subsidiaries' business.

        (e) Neither the Company nor any Subsidiary has received any written notice that any portion of any of the security deposits under the Real Property Leases has been applied or retained by the lessor or licensor or sublessor thereunder. Neither the Company nor any Subsidiary has within the last five years, with respect to any Real Property Lease, (i) made, asserted or has any defense, set off or counterclaim, (ii) claimed or is entitled to "free" rent, rent concessions, rebates or rent abatements, (iii) questioned or disputed its share of any additional rent or other charges required to be paid under such Real Property Lease, or (iv) made rent payments in advance for more than one month. Except as set forth on the Seller Disclosure Schedule, neither the Company nor any Subsidiary has exercised any option granted to it under any such Real Property Lease to (A) cancel or terminate such Real Property Lease or lessen the term thereof, (B) renew or extend the term thereof or (C) take additional space. There are no written or oral promises, understandings or commitments between the Company or any Subsidiary, on the one hand, and each other Person that is a party to such Real Property Lease, on the other hand, other than those contained in such Real Property Lease.

        (f) The Company Properties are fully serviced, including storm and sanitary sewers, water, gas, telephone and paved roads, all expenses and costs related thereto have been accounted for in accordance with GAAP and each of the said premises has free and unfettered access to and from said roads by existing entrances and exits without requiring any permit therefor from any Governmental Authority.

        3.9     EMPLOYMENT RELATED AGREEMENTS AND ACTIONS.

        (a) The Seller Disclosure Schedule contains a complete and correct list of the directors and the officers of the Company and each Subsidiary.

        (b) The Seller Disclosure Schedule contains a complete and correct list of all Contracts currently in effect with current or former employees, consultants, or independent contractors of the Company and each Subsidiary, in each case which provides for payments in excess of $100,000 per annum. The Company and each Subsidiary have delivered to Purchaser true, correct and complete copies of each such Contract and performed obligations required to be performed by it, and is entitled to all benefits under and is not in default under, any such Contract and, to the Knowledge of the Sellers, no other party to any such Contract is in default thereunder. Each such Contract is in full force and effect, unamended, and is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary and, to the Knowledge of the Sellers, each other Person that is a party thereto. Except as set forth in the Seller Disclosure Schedule, no event has occurred (including the performance of this Agreement) which, with the lapse of time or the giving of notice or both, would constitute a default by the Company or any Subsidiary, or, to the Knowledge of the Sellers, by any other party to any such Contract.

        (c) With respect to employees of the Company or any Subsidiary ("Employees"), except as set forth in the Seller Disclosure Schedule:

                (i) none of the Employees is represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any such Employees, and neither the Company nor any Subsidiary is a party to or has any obligation under any collective bargaining agreement or other labor union contract or side agreement with any labor union or organization, or has any obligation to recognize or deal with any labor union or organization, and there are no such contracts or side agreements pertaining to or which determine the terms or conditions of employment of any Employee;

                (ii) there are no pending or, to the Knowledge of the Sellers, threatened representation campaigns, elections or proceedings or questions concerning union representation involving any of the Employees;

                (iii) to the Knowledge of the Sellers, there are no present activities or efforts of any labor union or organization (or representatives thereof) to organize any of the Employees, nor any demands for recognition or collective bargaining, nor any strikes, slowdowns or work stoppages of any kind or, to the Knowledge of the Sellers threats thereof, and no such activities, efforts, demands, strikes, slowdowns or work stoppages have occurred since January 1, 2002;

                (iv) neither the Company nor any Subsidiary has engaged in, admitted committing or been held in any administrative or judicial proceeding to have committed any unfair labor practice under the National Labor Relations Act, as amended, or any other applicable Law, and there are no unfair labor practice charges or complaints pending or, to the Knowledge of the Sellers, threatened, against the Company or any Subsidiary;

                (v) there are no controversies, claims, demands or grievances pending or, to the Knowledge of the Sellers, threatened between the Company or any Subsidiary and any of their respective Employees or any actual or claimed representative thereof;

                (vi) the Company and the Subsidiaries have at all times materially complied and are in compliance with all applicable Laws respecting employment, wages, hours, compensation, occupational health and safety, and payment and withholding of taxes in connection with employment, and neither the Company, nor any Subsidiary, is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing;

                (vii) there are no claims, complaints or legal or administrative proceedings pending or, to the Knowledge of the Sellers, threatened against the Company or any Subsidiary before any federal, state or municipal court or any other Governmental Authority involving or relating to any past or present Employees or applicants for employment of the Company or any Subsidiary, or relating to any acts, omissions or practices of the Company or any Subsidiary relating to discrimination, harassment, wage payment, overtime and hours of work, workplace safety or any other employment-related issues. Neither the Company nor any Subsidiary is a party to or bound by any Order respecting the employment or compensation of any Employees or prospective Employees, other than garnishments of employee wages obtained by third parties. There are no pending investigations or abatement orders and no citations issued within the past 3 years by the Occupational Safety and Health Administration or any other Governmental Authority relating to the Company or any Subsidiary;

                (viii) the Company and the Subsidiaries have paid in full to all of the Employees, or accrued on its books, all wages, salaries, commissions, bonuses, benefits and other compensation due to such Employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other applicable Law;

                (ix) neither the Company nor any Subsidiary is closing, or since January 1, 2002, has closed any Facility, effectuated any layoffs of Employees or implemented any early retirement, separation or window program, nor has the Company or any Subsidiary planned or announced any such action or program for the future;

                (x) the Company and each Subsidiary are in compliance with their obligations pursuant to WARN, and all other notification and bargaining obligations arising under any collective bargaining agreement or Law; and

                (xi) there are no written or oral employment manuals, policies, plans, guides, handbooks or instruction booklets that set out any terms and or conditions of employment for any of the Employees. To the Knowledge of the Sellers, none of the Employees have any non-competition or non-solicitation or other restrictive covenant agreements other than with the Company or any Subsidiary.

        (d) Neither the Company nor any Subsidiary has any Employees whose primary work location is outside the United States.

        3.10    CONTRACTS.

        (a) The Seller Disclosure Schedule contains a complete and correct list of all Contracts that involve payments by, or to, the Company and/or any Subsidiary, of more than $50,000 per annum or $100,000 in the aggregate (or the equivalent amount in such other currencies in which the Company or any Subsidiary conduct business) and all Contracts without regard to dollar amount, or such lower amount expressly set forth, in the following categories (each, a "Material Contract"):

                (i) partnership or joint venture Contracts or arrangements or any other agreements involving a sharing of revenue or profits;

                (ii) Contracts restricting the Company or any Subsidiary from carrying on its business or activities, as the case may be, in its usual and customary manner in any jurisdiction, including, without limitation, restricting the Company or any Subsidiary from hiring or soliciting any Person, or operating its assets at maximum capacity;

                (iii) any non-competition agreements in favor of or restricting the Company or any Subsidiary (other than employment or consulting agreements);

                (iv) each Contract between the Company or any Subsidiary, on the one hand, and any Affiliate of the Company or any Subsidiary, on the other hand;

                (v) any Contracts for the sale or other disposition by the Company or any Subsidiary of any of its assets, or the acquisition by the Company or any Subsidiary of any assets, other than in the ordinary course of business, consistent with past practice;

                (vi) any Contracts relating to the leasing or chartering of any assets of the Company to or from any third party, except those with annual payments not more than $50,000;

                (vii) any Contract that (a) limits or contains restrictions on the ability of the Company or any Subsidiary to declare or pay dividends on, or to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, or to incur Indebtedness, or to incur or suffer any Lien, to purchase or sell any of assets or properties, to change the lines of business in which it participates or engages or to engage in any Business Combination, or (b) require the Company or any Subsidiary to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

                (viii) any Contract relating to Indebtedness incurred or accrued by, or credit provided to, the Company or any Subsidiary;

                (ix) any Contract of support, indemnification, guaranty, suretyship or assumption or any similar commitment with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

                (x) any letters of credit, any currency exchange, commodities or other hedging arrangement or capitalized leases;

                (xi) each outstanding loan or advance made by the Company or any Subsidiary to any director, officer, employee, stockholder or other Affiliate of the Company or any Subsidiary (other than any intercompany indebtedness reflected in the financial statements of the Company or such Subsidiary and any business-related advances to employees made in the ordinary course of business, consistent with past practice); and

                (xii) any Contract with any Seller or any Contract made out of the ordinary course of business and not consistent with past practice.

        (b) Except as set forth in the Seller Disclosure Schedule, the Company and each Subsidiary have, with respect to all Material Contracts, delivered to Purchaser true, correct and complete copies thereof and performed obligations required to be performed by it, and is entitled to all benefits under and is not in default in any material respect under, any Material Contract, and each Material Contract is in full force and effect, unamended, and, to the Knowledge of the Sellers, no other party to any Material Contract is in default in any material respect under any Material Contract. Except as set forth in the Seller Disclosure Schedule, no event has occurred (including the performance of this Agreement) which, with the lapse of time or the giving of notice or both, would constitute a default in any material respect by the Company or any Subsidiary, or, to the Knowledge of the Sellers, by any other party to any Material Contract. For purposes of this Section 3.10(b), representations that are qualified by Knowledge with respect to another party's compliance shall be deemed not to include the Knowledge qualifier if such other party to the Material Contract is an Affiliate of the Company or any Subsidiary.

        3.11    INTELLECTUAL PROPERTY.

        (a) The term "Intellectual Property" means, collectively, all worldwide:

                (i) inventions, designs and other industrial property, and all enhancements and improvements thereto, whether patentable or unpatentable and whether or not reduced to practice, and all patent rights in connection therewith (including all U.S. and foreign patents, patent applications, patent disclosures, mask works and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof), whether or not any of the foregoing are registered, filed or issued;

                (ii) trademarks, trade names and service marks, trade dress, logos, Internet domain names, and other commercial product or service designations, together with all translations, adaptations, derivations and combinations thereof, and all goodwill and similar value associated with any of the foregoing, all common law rights associated therewith, and all U.S. and foreign applications, registrations, and renewals in connection therewith;

                (iii) copyrights (whether or not registered), "moral rights," and all U.S. and foreign registrations and applications for registration thereof, as well as rights to renew all such copyrights;

                (iv) trade secrets (as such are determined under applicable law), know-how and other confidential business information, including technical information, any and all technology, supplier lists, computer software programs or applications, in both source and object code form, technical documentation of such software programs, statistical models, customer lists, inventions, sui generis database rights, databases, and data, whether in tangible or intangible form and whether or not stored, compiled or memorialized physically, electronically, graphically, photographically or in writing; and

                (v) any and all other rights to existing and pending U.S. and foreign registrations and applications for any of the foregoing and all other proprietary rights in, or relating to, any and all of the foregoing, including remedies against and rights to sue for past infringements, and rights to damages and profits due or accrued in or relating to any of the foregoing.

        (b) The Seller Disclosure Schedule contains a true and complete list of all the Intellectual Property owned by the Company or any Subsidiary and/or used by, useful to or related to the Company's or any Subsidiary's business and any and all other tangible and intangible proprietary property, information and materials that are or have been used (including in the development of) by the Company or any Subsidiary and/or in any product, technology or process (i) currently being or formerly manufactured, published, marketed or used by the Company or any Subsidiary, and (ii) previously or currently under development for possible future manufacturing, publication, marketing or other use by the Company or any Subsidiary (the "Company Intellectual Property"), and includes details of all due dates for further filings, maintenance and other payments or other actions falling due in respect of the Company Intellectual Property within twelve (12) months following the Closing Date, and the current status of the corresponding registrations, filings, applications and payments throughout the world. All of the issued patent, trademark, copyright and domain name registrations and applications arising from or relating to the Company Intellectual Property are and remain valid and subsisting, in good standing, with all fees, payments and filings due as of the Closing Date duly made, and the due dates specified on the Seller Disclosure Schedule are accurate and complete. All of the issued patent, trademark and copyright registrations and applications included in the Company Intellectual Property are enforceable, are in compliance with all formal legal requirements, and the Company has delivered correct and complete copies of the same, and the Company has made available for review correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each of the foregoing. The Company and each Subsidiary have all rights in the Company Intellectual Property necessary and sufficient to carry out the Company's and each Subsidiary's current and proposed activities (and had all rights necessary to carry out its former activities at the time such activities were being conducted), including and to the extent required to carry out such activities, rights to make, use, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, as applicable, assign and sell, the Company Intellectual Property.

        (c) The term "Licensed Intellectual Property" means Intellectual Property rightfully used by the Company and/or a Subsidiary pursuant to a valid license, sublicense, consent or other similar written agreement, other than off-the-shelf software programs. The parties and date of each such agreement are set forth on the Seller Disclosure Schedule. The Company and each Subsidiary have all rights in the Licensed Intellectual Property necessary and sufficient to carry out the Company's and each Subsidiary's current and proposed activities (and had all rights necessary to carry out its former activities at the time such activities were being conducted), including and to the extent required to carry out such activities, rights to make, use, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent and lease and, as applicable, assign and sell, the Licensed Intellectual Property. The Company has delivered to Purchaser correct and complete copies of all license agreements with respect to Licensed Intellectual Property, and, as applicable, has made available for review correct and complete copies of all other written documentation evidencing that the Company and each Subsidiary have the necessary and sufficient rights in each and every of the foregoing.

        (d) Neither the Company nor any Subsidiary has infringed upon or misappropriated any Intellectual Property rights or personal right of any Person anywhere in the world. No claims or notices (i) challenging the validity, enforceability, effectiveness or ownership by the Company or any Subsidiary of any of the Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, service, work, technology or process as now used or offered or proposed for use, licensing, sublicensing, sale or other manner of commercial exploitation by the Company or any Subsidiary infringes or will infringe on any Intellectual Property rights or personal right of any Person have been asserted or, to the Knowledge of the Sellers, are threatened by any Person, nor are there, to the Knowledge of the Sellers, any valid grounds for any bona fide claim of any such kind. To the Knowledge of the Sellers, there is and has been no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property or Licensed Intellectual Property by any third party, employee or former employee.

        (e) All personnel (including employees, agents, consultants and contractors), who have contributed to or participated in the conception and/or development of the Company Intellectual Property on behalf of the Company or any Subsidiary have executed nondisclosure agreements with the Company or such Subsidiary and either (i) have been a party to a "work-for-hire" and/or other arrangement or agreements with the Company or such Subsidiary in accordance with applicable Law that has accorded the Company and such Subsidiary full, effective, exclusive and original ownership of all rights whatsoever in all Intellectual Property rights thereby arising or relating thereto, or (ii) have executed appropriate instruments of assignment in favor of the Company and such Subsidiary as assignee that have conveyed to the Company and such Subsidiary effective and exclusive ownership of all Intellectual Property rights thereby arising and related thereto.

        (f) The Company and each Subsidiary are not, nor as a result of the execution or delivery of this Agreement, or performance of the Company's obligations hereunder, will the Company or any Subsidiary be, in violation of any license, sublicense, agreement or instrument relating to the Intellectual Property to which the Company or any Subsidiary is a party or otherwise bound, nor will execution or delivery of this Agreement, or performance of the Company's obligations hereunder, cause the diminution, termination or forfeiture of any Intellectual Property or any rights therein or thereto.

        (g) Except as set forth on the Seller Disclosure Schedule, all of the Company Intellectual Property is free and clear of any and all Liens, and to the Knowledge of the Sellers, nothing shall interfere with the quiet enjoyment of the Company with respect to the Company Intellectual Property following consummation of the transactions contemplated hereby.

        (h) The Company and each Subsidiary do not owe any royalties or other payments to third parties in respect of any of the Intellectual Property. All royalties or other payments set forth on the Seller Disclosure Schedules that have accrued prior to the Closing have been paid. The Company and each Subsidiary will not owe any such payments or any additional payments as a result of the consummation of the transactions contemplated hereby.

        (i) The Company and each Subsidiary has used its commercially reasonable efforts to regularly scan all software programs included among the Company Intellectual Property and Licensed Intellectual Property with "best in class" virus detection software. Such software programs contain no "viruses." For the purposes of this Agreement, "virus" means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware. None of the foregoing contains any worm, bomb, trojan horse, backdoor, clock, timer, or other disabling device code, or any other design or routine which causes any system, software, data or information to be erased or become inoperable or otherwise incapable of being used, either automatically or upon command by any Person.

        (j) The Company and each Subsidiary has implemented all reasonable steps consistent with "best" practices in the information systems industries in the physical and electronic protection of their information and electronically stored assets from unauthorized disclosure, use or modification. The Seller Disclosure Schedule sets forth: (i) each breach of security of which the Company has Knowledge or is aware; (ii) its known or anticipated consequences; and (iii) the steps the Company and each Subsidiary have taken to remedy such breach.

        (k) The Company and each Subsidiary has taken and will continue to take all reasonable measures to protect the secrecy, confidentiality, and value of all of the Company Intellectual Property rights. The Company and each Subsidiary (or to the Knowledge of the Sellers, any other party) have not taken any action nor, to the Knowledge of the Sellers, failed to take any action that directly or indirectly caused any Company Intellectual Property to enter the public domain or in any way adversely affect its value to Purchaser, or its absolute ownership thereof.

        3.12    INSURANCE.

        (a) All property and assets of the Company and the Subsidiaries are insured against loss or damage by all insurable hazards or risks on a replacement cost basis, subject to the deductibles in each applicable insurance policy. The Seller Disclosure Schedule contains a complete and correct list (together with their respective termination dates) of all policies of fire, casualty, general liability, product liability, business interruption, defamation, personal injury, property damage, workers' compensation and all other forms of insurance carried by the Company and the Subsidiaries or pursuant to which the Company or any Subsidiary is a named beneficiary or pursuant to which the business or properties of the Company or any Subsidiary is insured, complete and correct copies of which have been provided to Purchaser. All of such policies and any substantially equivalent replacement coverages are in full force and effect and no notice of cancellation or termination has been received with respect to such coverage, and such policies are for amounts and for coverages customary for businesses of the type and size of the Company and its Subsidiaries, taken as a whole. The Company or the applicable Subsidiary has notified such insurers of any claim which could potentially exceed the applicable insurance policy deductible amount arising since January 1, 2001 known to it which it believes is covered by any such insurance policy and has provided Purchaser with a copy of such claim.

        (b) Except as set forth in the Seller Disclosure Schedule, the Company or each applicable Subsidiary has notified the insurers of the Company and/or such Subsidiary of all claims known to them which are believed to be covered by insurance. All such claims have been filed on a timely basis with insurers and pursued by cooperating with and responding to insurers' requests for documentation and/or information. To the extent any claim has been denied by insurers, information concerning such claim is set forth in the Seller Disclosure Schedule.

        (c) Except as set forth in the Seller Disclosure Schedule, there are no pending or potential claims under insurance covering the Company and/or any Subsidiary.

        3.13 BOOKS AND RECORDS. All accounting, financial and corporate Books and Records have been fully, properly and accurately kept and are complete in all material respects.

        3.14    FINANCIAL STATEMENTS; LIABILITIES.

        (a) The Company has provided to Purchaser the audited consolidated balance sheets of the Company and the Subsidiaries as of, and the audited consolidated statements of operations, retained earnings and cash flows of the Company and the Subsidiaries for the fiscal years ended, June 30, 2004, 2005 and 2006, together with the notes thereto and the opinions of J.H. Cohn thereon (collectively, the "Company Audited Financial Statements"). The Company Audited Financial Statements have been prepared from the Books and Records of the Company and its Subsidiaries, and present fairly in all material respects, in conformity with GAAP, the assets, liabilities, income, losses, retained earnings, financial condition, results of operations and cash flows of the Company and its Subsidiaries on a consolidated basis for the periods and dates covered thereby.

        (b) Except as set forth in the Seller Disclosure Schedule, neither the Company nor any Subsidiary has any liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, contingent or otherwise, except liabilities, obligations and contingencies, that (i) are not reflected on or accrued or reserved against in the Company Audited Financial Statements for the fiscal year ended June 30, 2006, or reflected in any notes thereto or
(ii) were incurred since June 30, 2006 in the ordinary course of business. The reserves reflected in the Company Audited Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner.

        3.15    ACCOUNTING PRACTICES.

        (a) The Company and the Subsidiaries maintain in all material respects accurate books and records reflecting their assets and liabilities and maintain proper and adequate internal accounting controls that provide assurances that: (i) transactions are executed with the authorization of the Company's management; (ii) transactions are recorded as necessary to permit preparation of the Company's financial statements in accordance with GAAP and to maintain accountability for such assets; (iii) access to such assets is permitted only in accordance with the authorization of the Company's management;
(iv) the reporting of such assets is compared with existing assets at regular intervals; and (v) its accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of the accounts, notes and other receivables on a current, timely and consistent basis in accordance with applicable Laws and local practices.

        (b) Neither the Company nor any Subsidiary has received or been under a duty to report (including any self reporting obligations) a non-frivolous complaint, allegation, assertion or claim, whether written or oral, regarding the accounting, reserving or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that any Company or any Subsidiary has engaged in questionable accounting, reserving or auditing practices.

        3.16    TAX MATTERS.

        (a)     The Company and each Subsidiary has:

                (i) duly and timely filed, or caused to be filed, in accordance with applicable Law all Company Tax Returns required to be filed, each of which is true, correct and complete in all material respects,

                (ii) duly and timely paid in full, or caused to be paid in full, all Company Taxes due and payable (whether or not shown on any Company Tax Returns), and

                (iii) properly accrued, in accordance with GAAP in the Company Audited Financial Statements and has adequate reserves for the payment of all Company Taxes that are or may become payable for all taxable periods or portions thereof ending through the date hereof and the Closing Date, respectively.

        (b) Except as set forth in the Seller Disclosure Schedule, (i) no Company Tax Return has ever been filed, and no Company Tax has ever been determined, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated federal income Tax return) under any Tax Law with respect to Taxes other than for a group of which the

Company is the common parent, (ii) neither the Company nor any Subsidiary has any liability for the Taxes of any person (other than the Company and its current Subsidiaries) under Treasury Regulation section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise, and (iii) neither the Company nor any Subsidiary is a party to any tax sharing, tax indemnity or other agreement or arrangement with respect to Taxes with any person under which the Company or any Subsidiary will have any continuing rights or obligations following the Closing Date.

        (c) Except as set forth in the Seller Disclosure Schedule, (i) neither the Internal Revenue Service nor any foreign, state, local or other Governmental Authority is now asserting or, to the Knowledge of the Sellers, threatening to assert any deficiency or claim for Taxes, and (ii) no federal, state, local or foreign audits or other administrative proceedings are presently pending with regard to any Company Tax Returns or Company Taxes.

        (d) The Company and each Subsidiary have complied with all applicable Laws relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, sales Taxes, use Taxes and payroll and withholding Taxes).

        (e) There is no Lien for any Tax upon any asset or property of the Company or any Subsidiary (except for any statutory Lien for any Tax not yet due).

        (f) No jurisdiction where a Company Tax Return has not been filed has made or, to the Knowledge of the Sellers, threatened to make a claim for the filing of any Company Tax Return.

        (g) Except as set forth in the Seller Disclosure Schedule, neither the Company nor any Subsidiary is a party to any agreement with any Governmental Authority (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable Law) in respect of Company Taxes or Company Tax Returns.

        (h) Except as set forth in the Seller Disclosure Schedule, the federal income Tax Returns of the Company and each of its Subsidiaries consolidated in such returns have been examined by and settled with the Internal Revenue Service, or the statute of limitations on assessment or collection of any federal income Taxes due from the Company or any of its Subsidiaries has expired, through such taxable years as are set forth in the Seller Disclosure Schedule. Except as set forth in the Seller Disclosure Schedule, there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Company Taxes.

        (i) Sellers have made available to Purchaser complete and correct copies of (i) all Company Tax Returns for the past three taxable years; and (ii) all Tax examination reports and statements of deficiencies assessed with respect to the Company or any Subsidiary for the last three taxable years.

        (j) There is no change of accounting method that currently requires, or will require, an adjustment to the taxable income of the Company of any Subsidiary under Section 481 of the Code for any period following the Closing Date. Neither the Company or any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date
(A) pursuant to a "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax
Law) executed on or prior to the Closing Date, (B) as a result of an "intercompany transaction" consummated prior to the Closing or an "excess loss account" existing at the Closing as such terms are defined in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (C) pursuant to an installment sale or open transaction disposition made prior to the Closing, or
(D) as a result of any prepaid amount received prior to the Closing.

        (k) Neither the Company nor any Subsidiary is, nor has it ever been, a "United States real property holding corporation" within the meaning of Code
Section 897(c)(2) at any time during the applicable period referred to in Code
Section 897(c)(l)(A)(ii).

        3.17 ABSENCE OF CERTAIN CHANGES AND EVENTS. Since June 30, 2006, except as set forth in the Seller Disclosure Schedule, the Company and each Subsidiary have conducted its business in the ordinary course thereof consistent with past practice. From such date, with respect to the Company or any Subsidiary, as the case may be, except as set forth in the Seller Disclosure Schedule, there has not been any:

        (a) change in the business, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, working capital, prospects, results of operations or financial condition of the business of the Company or any Subsidiary, or any event, condition or contingency (either individually or taken together) that constitutes, or could reasonably be expected to constitute, a Material Adverse Effect;

        (b) (A) incurrence, payment or discharge of any liability or obligation (absolute, accrued, contingent or otherwise), (B) sale or transfer of any property, or (C) acquisition or sale, lease, grant of interest in, or other disposition of, any assets or businesses, in each of clauses (A), (B) and (C), other than in the ordinary course of business, consistent with past practice;

        (c) guarantee or any other assumption of the Indebtedness or other obligations of any Person;

        (d)     settlement or compromise of any Action;

        (e) instance of the Company or any Subsidiary permitting or allowing any of their respective properties or assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien (other than a Permitted Lien);

        (f) Tax election or change in a Tax election or the filing for any change of any method of accounting with any relevant Governmental Authority;

        (g) change in any method of accounting applied in the preparation of the Company Audited Financial Statements, other than a change which is required by reason of a concurrent change in Law or GAAP;

        (h) (A) adoption of or amendment to any benefit plan or bonus, profit sharing, deferred compensation, incentive, stock option or stock purchase plan, program or commitment, paid time off for sickness or other plan, program or arrangement for the benefit of its employees, consultants or directors, or (B) grant of any increase (other than increases required under any Contract entered into before June 30, 2006 and annual increases in the ordinary course of business, consistent with past practice) in the compensation of its employees, officers or directors (including any such increase pursuant to any bonus, profit sharing or other compensation or incentive plan, program or commitment);

        (i) entering into, change, termination or modification of any Material Contract;

        (j) issuance or sale by the Company or any Subsidiary of any capital stock of the Company or any Subsidiary, or any security convertible into or exchangeable for, or any right exercisable to acquire, any shares of such capital stock;

        (k) declaration, distribution or the setting aside for distribution of any property (including cash), or directly or indirectly, the redemption, purchase or other acquisition of any shares of capital stock;

        (l) amendment, termination or waiver of any rights of value to the Company or any Subsidiary;

        (m) any extraordinary loss, damage or destruction, whether or not covered by insurance;

        (n) increase in the Company's or any Subsidiary's reserves for contingent liabilities;

        (o) writing off as uncollectible any Inventory or Accounts Receivable or any portion thereof in amounts exceeding $25,000 in each instance or $50,000 in the aggregate;

        (p) (i) disposal or lapse of any rights to the ownership or use of Company Intellectual Property, or (ii) disclosure to any Person (other than representatives of Purchaser) of any trade secret, formula, process, know-how or other Company Intellectual Property not theretofore a matter of public knowledge;

        (q) making of any single capital expenditure or commitment in excess of $100,000 for additions to property, plant, equipment or intangible capital assets or the making of aggregate capital expenditures and commitments in excess of $500,000 (or the equivalent amount in such other currencies in which the Company or any Subsidiary conducts business) or additions to property, plant, equipment or intangible capital assets; or

        (r) agreement, whether in writing or otherwise, to take any action described in this Section 3.17.

        3.18 LITIGATION AND CLAIMS. Except as set forth in the Seller Disclosure Schedule, there is no Action pending or, to the Knowledge of the Sellers, threatened or contemplated against or affecting the Company or any Subsidiary or any property or assets used by them or any of the Company's capital stock, and there is no Action pending or, to the Knowledge of the Sellers, threatened or contemplated, against the Company or any Subsidiary affecting the propriety or validity of the transactions contemplated hereby. To the Knowledge of the Sellers, no event has occurred or circumstance exists which could reasonably be expected to give rise to or serve as a basis for the commencement of any Action by or against the Company or any Subsidiary. Except as set forth in the Seller Disclosure Schedule, neither the Company nor any Subsidiary is subject to or in default under or with respect to any Order.

        3.19    GOVERNMENTAL PERMITS; COMPLIANCE WITH LAWS.

        (a) The Company and each Subsidiary owns, holds or possesses all material Governmental Permits which are necessary to entitle it to own or lease, operate and use its assets and to carry on its business as currently conducted.

        (b) The Seller Disclosure Schedule sets forth a complete and correct list and brief description of each Governmental Permit owned, held or possessed by the Company or any Subsidiary. Each such material Governmental Permit is valid, subsisting and in good standing. Except as set forth on the Seller Disclosure Schedule, all such material Governmental Permits are renewable by their terms or in the ordinary course of business without the need for the Company or any Subsidiary to comply with any special rules or procedures, agree to any materially different terms or conditions, or pay any amounts other than routine filing fees. Except as set forth in the Seller Disclosure Schedule, (i) the Company and each Subsidiary have fulfilled and performed in all respects its obligations under each of such material Governmental Permits, and (ii) no notice (or, to the Knowledge of the Sellers, no threat) of cancellation, of default or of any dispute concerning any such material Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by the Company, the Company or any Subsidiary.

        (c) The Company and each Subsidiary have conducted their respective businesses in compliance, and are currently in compliance, in all material respects with all Laws which are applicable to their respective businesses.

        (d) The Company and each Subsidiary are in full compliance with the Foreign Corrupt Practices Act, as amended, 15 U.S.C. ss.ss. 78m, 78dd-l, 78dd-2, 78dd-3 and 78ff (the "FCPA"), and no pending or former contracts or pending bids of the Company or any Subsidiary were obtained or submitted in violation of the FCPA.

        3.20 ENVIRONMENTAL MATTERS. Except as set forth in the Seller Disclosure Schedule:

        (a) The Company and each Subsidiary, and the assets of the Company and each Subsidiary (including real property leased by the Company and each Subsidiary) are, and at all times have been, in compliance in all material respects with applicable Environmental Laws;

        (b) Neither the Company nor any Subsidiary has caused or permitted a release of a Hazardous Substance to the Environment at any of the Facilities;

        (c) There are no Environmental Conditions present at, on, or under, any Facility as a result of activities of the Company or any Subsidiary or any of their employees or agents, or as a result of activities of any other Person, in each case in amounts exceeding the levels permitted by applicable Environmental Law or under circumstances that would reasonably be expected to result in liability in any material respect under or relating to Environmental Law;

        (d) Neither the Company nor any Subsidiary has disposed of, arranged for the disposal of, released, threatened to release, or transported any Hazardous Substances in violation of any applicable Environmental Law or in a manner that would reasonably be expected to result in liability under or relating to Environmental Law;

        (e) Neither the Company nor any Subsidiary is subject to any Actions, is subject to any Order or has received any notice or other communication from any Governmental Authority or the current or prior owner or operator of any of the Facilities or any other Person, in each case with respect to any actual or potential violation or failure to comply with any Environmental Law or of any actual or threatened obligation or liability under any Environmental Law, or regarding any Hazardous Substances; and to the Knowledge of the Sellers, neither the Company nor any Subsidiary is threatened with any such Action, Order, notice or communication;

        (f) Neither the Company nor any Subsidiary has been charged with or convicted of an offense for non-compliance with any Environmental Laws; and

        (g) Since June 30, 2000, there are no Environmental Reports in the custody or control of the Company or any Subsidiary relating to the Facilities, the business of the Company or any Subsidiary or activities of the Company or any Subsidiary that have not been delivered to Purchaser.

        3.21    EMPLOYEE PLANS.

        (a) Except as set forth in the Seller Disclosure Schedule, none of the Company, any Subsidiary, nor any other Person which together with the Company, any Subsidiary or any of the Sellers constitutes a member of the Company's, any Subsidiary's or such Seller's "controlled group" or "affiliated service group" (within the meaning of Sections 4001(a)(14) and/or (b) of ERISA and/or Sections 414(b), (c), (m) or (o) of the Code (each such group or groups and each member thereof hereinafter referred to individually and collectively as the "Group")) sponsors or maintains, or has any material liability with respect to or has any present or future obligation to contribute to or make payment under (i) any employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to ERISA, or (ii) any other material benefit plan, program, contract or arrangement of any kind whatsoever (whether for the benefit of present, former, retired or future employees, consultants or independent contractors of the Group, or for the benefit of any other Person or Persons) including, without limitation, plans, programs, contracts or arrangements with respect to pension, retirement, profit sharing, deferred compensation, thrift, savings, stock ownership, stock bonus, restricted stock, health, dental, medical, life, hospitalization, disability, relocation, child care, educational assistance, stock purchase, stock option, incentive, bonus, sabbatical leave, vacation, severance, cafeteria, pre-tax premium, flexible spending or other contribution, benefit or payment of any kind, and plans, programs, contracts or arrangements providing for contributions, benefits or payments in the event of a change of ownership or control in whole or in part of the Company or any Subsidiary (all such employee benefit plans and other benefit plans, programs, contracts or arrangements, whether written or oral, hereinafter individually and collectively called the "Employee Benefit Plans"). Except as set forth in the Seller Disclosure Schedule, neither the Company nor any Subsidiary has any obligation other than as required by applicable Law, to amend any Employee Benefit Plan so as to increase benefits thereunder or otherwise or to establish any new benefit plan, program, contract or arrangement.

        (b)     No Employee Benefit Plan is subject to Title IV of ERISA,
Section 302 of ERISA or Section 412 or 413(c) of the Code. No member of the Group is a party to, or participates in, or has any obligation or liability, contingent or otherwise, with respect to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any Subsidiary sponsors or maintains any nonqualified deferred compensation plan that is or could become subject to Section 409A of the Code.

        (c) Any and all amounts which any member of the Group is required to pay, deduct or remit, as contributions or otherwise, with respect to the Employee Benefit Plans, have been timely paid, deducted, remitted or accrued.

        (d) Except as set forth in the Seller Disclosure Schedule, each Employee Benefit Plan has been established, maintained, operated and administered in all material respects in accordance with its terms and all applicable Law. Each Employee Benefit Plan which is intended to be "qualified" within the meaning of Sections 401(a) and 501(a) of the Code (a "Qualified Plan") is the subject of an Internal Revenue Service opinion letter as to its qualified status and nothing has occurred to adversely affect such qualified status. There are no pending, threatened or anticipated Actions, suits, claims, trials, demands, investigations, arbitrations or proceedings (other than routine claims for benefits) involving any of the Employee Benefit Plans with respect to or affecting the Company or any Subsidiary or any current or former employee of the Company or any Subsidiary. There have been no nonexempt "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any of the Employee Benefit Plans.

        (e) A complete and correct copy of each of the Employee Benefit Plans and governing documents thereof, and all amendments thereto, whether currently effective or to become effective at a later date, and all contracts and agreements relating thereto, or to the funding thereof (including, without limitation, all trust agreements, insurance contracts, investment management agreements, subscription and participation agreements, administration and recordkeeping agreements) have been delivered to Purchaser. In the case of any Employee Benefit Plan that is not in written form, an accurate and complete description of such Employee Benefit Plan has been delivered to Purchaser. With respect to each Employee Benefit Plan, Company has delivered to Purchaser a complete and correct copy of each of (i) the three most recent annual reports (Form 5500 series), including any schedules thereto and audit reports, (ii) the most recent summary plan description (including summaries of material modification), and a copy of any other material or documents distributed to any Employee, participant or any beneficiary in connection with any Employee Benefit Plan, (iii) the most recent Internal Revenue Service opinion letter, and (iv) in the case of any funded Employee Benefit Plan, to the extent not included in the annual reports (Form 5500 series) delivered to Purchaser, a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradable) held with respect thereto.

        (f) There have been no material adverse changes in the financial condition of the respective Employee Benefit Plans (or other information provided hereunder) from that stated in each Employee Benefit Plan's most recent of such annual reports.

        (g) No Employee Benefit Plan provides benefits including, without limitation, death or medical benefits (whether or not insured), with respect to any employees, former employees or directors of the Company or any Subsidiary beyond their retirement or other termination of service, other than group health continuation coverage mandated by applicable Law.

        (h) Except as set forth in the Seller Disclosure Schedules, neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby shall (either alone or upon the occurrence of additional events or acts) (x) require the Company or any Subsidiary to make any payment to, or obtain any consent or waiver from, any officer, director, employee, consultant or agent of any member of the Group (other than the Sellers) or (y) accelerate vesting or payment of any benefits or any payments, increase the amount or value of any benefit or payment or result in the payment of or obligation to pay any "excess parachute payment" (within the meaning of Section 280G of the Code).

        (i) Except as set forth on the Seller Disclosure Schedule, neither the Company nor any Subsidiary is a party to any Contract that results or could result in any amount that is not deductible under Code Section 162(m), Code
Section 280G, or Code Section 404, or any similar provision of applicable Law.

        3.22 ACCOUNTS RECEIVABLE. Except to the extent of the amount of the reserve for doubtful accounts reflected in the Company Audited Financial Statements or as set forth on the Seller Disclosure Schedule, all Accounts Receivable of the Company or any Subsidiary reflected therein and all Accounts Receivable that have arisen since June 30, 2006 (except Accounts Receivable that have been collected since such date) are valid and enforceable claims and constitute bona fide Accounts Receivable resulting from the sale of goods and services in the ordinary course of business.

        3.23 MAJOR CUSTOMERS. The Seller Disclosure Schedule lists, by dollar volume paid for the year ended June 30, 2006, all customers of the Company and each Subsidiary, taken as a whole, who purchased at least $100,000 in goods and services (collectively, the "Major Customers"). The relationships of Company and each Subsidiary with the Major Customers are reasonable commercial working relationships and: (i) all amounts owing from the Major Customers, if not in dispute, have been paid in accordance with their respective terms; (ii) none of the Major Customers within the last twelve months has threatened in writing to cancel, or otherwise terminate, the relationship of such Major Customer with the Company or any Subsidiary; and (iii) none of the Major Customers during the last twelve months has decreased materially, or threatened in writing to decrease or limit materially, its relationship with the Company or any Subsidiary or, to the Knowledge of the Sellers, intends to decrease or limit materially its relationship with the Company or any Subsidiary. To the Knowledge of the Sellers, no Major Customer is insolvent or has claimed protection under applicable bankruptcy laws. Neither the Company nor any Subsidiary has given (or agreed to give) any discount, free goods, rebate or other incentive to any customer of the Company or any Subsidiary in order to induce any such customer to accelerate the timing of orders to the Company or any Subsidiary.

        3.24    AIRCRAFT OPERATIONS.

        (a) The Company and each Subsidiary holds a valid and current Air Carrier Certificate or Operating Certificate pursuant to FAR Part 119.

        (b) All aircraft owned, leased or operated by Company and its Subsidiaries are included on Company's Part 135 Certificate.

        (c) The Company and each Subsidiary has been granted an exemption certificate by the United States Department of Transportation exempting each of them from economic regulatory provisions as provided in Section 298 of the Aviation Economic Regulations.

        (d) Neither the Company nor any Subsidiary is under, or has been the subject of, any investigation or enforcement action by the FAA, the DOT or any Foreign Aviation Authority for violations of any regulations of either thereof.

        (e) The Company and each Subsidiary is in compliance with all applicable provisions of the FAA Regulations, including but not limited to Subpart K of Part 91 thereof.

        (f) Neither the Company nor any Subsidiary has been granted any waivers of any requirements under Part 91 of the FAA Regulations.

        (g) The Company and each Subsidiary holds all licenses, certificates, permits and franchises from the appropriate Government Authorities, including, without limitation, the FAA, DOT and all Foreign Aviation Authorities, necessary to authorize Company and each Subsidiary to lawfully engage in air transportation and to carry on commercial passenger service as currently conducted.

        (h) All pilots in the employ of the Company and each Subsidiary hold all current licenses and certificates as are required by the FAA are up-to-date in their recurrent training status, and have at least the minimum total pilot hours required by any policy of insurance covering the aircraft they fly for the Company or any Subsidiary.

        (i) The Company maintains a drug and alcohol testing program, approved by the FAA, pursuant to which all employees of the Company and each Subsidiary are subject to regular testing.

        (j)     The Company and each Subsidiary is a Citizen of the United
States.

        (k) All aircraft owned by, leased to or operated by the Company or any Subsidiary have been duly certificated by the FAA as to type and airworthiness, are in a condition in accordance with the relevant manufacturer's maintenance program and are in the specifications and configuration set forth in the documents delivered to the Purchaser.

        (l) All aircraft owned, leased or operated by the Company or any Subsidiary have been enrolled in a FAA approved inspection program.

        (m) No aircraft owned by, leased to or operated by the Company or any Subsidiary has been involved in any incident (i) reportable to the FAA or the NTSB, or (ii) which caused damage in excess of $100,000

        (n) No airworthiness directives issued by the FAA or the country of manufacture are past due against any Aircraft owned by, leased to or operated by the Company or any Subsidiary.

        (o) The Company has paid or caused to be paid all fees or charges assessed and due against the Company or any Subsidiary (or any aircraft owned by or leased to or operated by the Company or any Subsidiary) by any airport or air navigation authority.

        (p) There are no Actions pending or, to the Knowledge of the Sellers, threatened in respect of any aircraft owned by, leased to or operated by the Company or any Subsidiary which, if unsatisfied, would give rise to a Lien over such aircraft.

        (q) There are no Actions which have been asserted or, to the Knowledge of the Sellers, threatened against the Company or any Subsidiary arising out of the sale or lease of any aircraft (or any interests therein) by the Company or any Subsidiary.

        (r) The Company has provided to Purchaser current insurance certificates together with an independent insurance broker's reports relating to all insurances maintained with respect to aircraft owned by, leased to or operated by the Company or any Subsidiary.

        3.25 PRODUCT AND SERVICE WARRANTIES. Except in the ordinary course of business or pursuant to applicable Laws, neither the Company nor any Subsidiary has furnished any warranty, guaranty and or other similar undertaking with respect to contractual performance. Neither the Company nor any Subsidiary has been notified of any material claims for, and to the Knowledge of the Sellers, there are no threatened material claims for, any returns, recalls, warranty obligations or product services relating to any of the material assets of the Company or any Subsidiary.

        3.26 BANK ACCOUNTS. The Seller Disclosure Schedule sets forth a complete list of (i) all bank accounts, savings deposits, money-market accounts, certificates of deposit, safety deposit boxes, and similar investment accounts with banks or other financial institutions maintained by or on behalf of the Company or any Subsidiary showing the depository bank or institution address, appropriate bank contact personnel, account number and names of signatories, and
(ii) the names of all Persons holding powers of attorney from the Company or any Subsidiary. True, correct and complete copies of all powers of attorney granted by the Company or any Subsidiary have been provided to Purchaser.

        3.27 NO FINDER. Except as set forth on the Seller Disclosure Schedule, neither the Company nor any Subsidiary or any party acting on their behalf, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated hereby.

                                  ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants to each Seller as set forth below:

        4.1 ORGANIZATION; GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        4.2 AUTHORITY; EXECUTION AND DELIVERY; ENFORCEABILITY. Purchaser has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject to obtaining Stockholder Approval. Other than obtaining Stockholder Approval, all corporate acts and other proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement have been duly and properly taken. This Agreement has been duly executed and delivered by Purchaser, and constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        4.3 NON-CONTRAVENTION. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not (or would not with the giving of notice or the passage of time):

        (a) constitute a violation or breach of the certificate of incorporation or the by-laws of Purchaser;

        (b) constitute a default under or a violation or breach of, or result in the acceleration of any obligation under, any provision of any material Contract or other instrument to which Purchaser is a party or by which any of the assets of Purchaser is bound; or

        (c) assuming the consents described in Section 4.4 have been received, violate any Order or any Law affecting Purchaser or its assets.

        4.4 CONSENTS AND APPROVALS. Except as set forth in Purchaser Disclosure Schedule, no consent, approval, waiver, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (other than Stockholder Approval) is required to be obtained by or on behalf of Purchaser in connection with, or as a condition of the lawful execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

        4.5 SEC REPORTS. Purchaser has filed all forms, reports and documents required to be filed by it with the SEC since February 24, 2005 (collectively, the "SEC Reports"). Except as set forth on the Purchaser Disclosure Schedule, the SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as set forth on the Purchaser Disclosure Schedule, each of the balance sheets (including the related notes) included in the SEC Reports presents fairly in all material respects the consolidated financial position of Purchaser as of the respective dates thereof, and the other related financial statements (including the related notes) included therein presented fairly in all material respects the consolidated results of operations and changes in financial position of Purchaser for the respective periods indicated, except, in the case of interim financial statements, for year-end audit adjustments, consisting only of normal recurring accruals. Except as set forth on the Purchaser Disclosure Schedule, each of the financial statements (including the related notes) included in the SEC Reports has been prepared in accordance with GAAP, consistently applied, except as otherwise noted therein or, in the case of the unaudited financial statements, as permitted by the applicable rules and regulations of the SEC.

        4.6 PURCHASE PRICE. The shares of Purchaser Common Stock issued as Purchase Price, when issued in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable, will be free and clear of any Liens and other restrictions on transfer (other than restrictions on transfer under applicable federal and state securities laws, and restrictions applicable to the Sellers pursuant to the Stockholders Agreement) and will not be subject to preemptive rights or rights of first refusal.

        4.7 LITIGATION AND CLAIMS. There is no Action pending or, to the knowledge of Purchaser, threatened, against or affecting Purchaser with respect to the propriety or validity of the transactions contemplated hereby.

        4.8 CAPITALIZATION. The authorized capital stock of Purchaser consists of (a) 30,000,000 shares of Purchaser Common Stock, of which 8,400,000 shares are issued and outstanding and 14,700,000 shares are reserved for issuance upon exercise of outstanding warrants and an option held by Purchaser's underwriter, and (b) 1,000,000 shares of preferred stock, $0.0001 par value per share, none of which are issued or outstanding. Except as set forth in this
Section 4.8, no shares of Purchaser's capital stock are issued, outstanding or reserved for issuance. All the outstanding shares of capital stock of Purchaser have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of all Liens. The rights, preferences, privileges and restrictions applicable to Purchaser's capital stock are as set forth in Purchaser's currently effective Certificate of Incorporation, as amended. Except as set forth in this Section 4.8, there are no outstanding subscriptions, warrants, options, contracts, rights (preemptive or otherwise), calls, demands, commitments, voting agreements, voting trusts proxies or other arrangements of any character binding on Purchaser relating to any authorized and issued or unissued shares of capital stock of Purchaser, or other instruments binding on Purchaser convertible into or exchangeable for such stock, or which obligate Purchaser to seek authorization to issue additional shares of any class of stock, nor will any be created by virtue of this Agreement or the transactions contemplated hereby. None of the shares of capital stock of Purchaser were issued in violation of any applicable Laws.

        4.9 NO FINDER. Except as set forth on Purchaser Disclosure Schedule, neither Purchaser nor any party acting on its behalf, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated hereby.

        4.10 BOARD APPROVAL. The Board of Directors of the Purchaser (including any required committee or subgroup of the Board of Directors of Purchaser) has, as of the date of this Agreement, determined that the fair market value of the Company is equal to at least 80% of Purchaser's net assets.

        4.11    TAX FREE MERGER.

        (a) Purchaser has no plan or intention to sell or otherwise dispose of any capital stock of the Company acquired in the transactions contemplated hereunder, or to take any action, which would result in Purchaser not being in control of the Company after the acquisition, other than, in each case, actions permitted by section 368(a)(2)(C) of the Code and the Treasury Regulations issued thereunder.

        (b) Purchaser does not currently own any shares of capital stock of the Company.

        (c) Following the acquisition, Purchaser will cause the Company to continue the Company's historic business or to use a significant portion of the Company's historic business assets in a business within the meaning of section 1.368-1(d) of the Treasury Regulations, assuming that the assets of, and the business conducted by, the Company on the Closing Date constitute the Company's historic business assets and historic business, respectively.

        (d) Purchaser does not have a plan or intention to require, and, to Purchaser's knowledge, no person related to Purchaser within the meaning of Treasury Regulation section 1.368-1(e)(3) has a plan or intention to acquire, any Purchaser stock issued in the acquisition, other than pursuant to a share repurchase program described in Revenue Ruling 99-58


                                   ARTICLE V.

                        ACTION PRIOR TO THE CLOSING DATE

        From and after the execution of this Agreement until the Closing Time (or earlier termination of this Agreement in accordance with Section 10.1):

        5.1     CONDUCT OF BUSINESS.

        (a) The Sellers shall, and shall cause the Company and each Subsidiary to, (i) continue to conduct the business of the Company and each Subsidiary in the ordinary course thereof and use its commercially reasonable efforts to maintain its business in substantially the same manner as heretofore, carry on its business practices in substantially the same manner as heretofore and keep their books of account, records and files in a manner consistent with past practice, (ii) use its commercially reasonable efforts to preserve the organization of the business of the Company and each Subsidiary intact and to retain the services of the employees of the Company and each Subsidiary and to preserve the goodwill of the suppliers and customers of the business of the Company and each Subsidiary, (iii) pay and perform all of the debts, obligations and liabilities of the Company and each Subsidiary as and when due and manage the working capital of the Company and each Subsidiary consistent with past practice; (iv) maintain all of their material assets in a manner consistent with past practices and not take any action adverse to the preservation of such material assets, (v) fully satisfy all obligations, on a timely basis, under each Employee Benefit Plan, including, without limitation, all contribution obligations, and to administer, operate and maintain each such Employee Benefit Plan in accordance with its terms and all applicable Laws, including with respect to any Qualified Plan, the qualification requirements of the Code; (vi) comply in all material respects with all Laws applicable to the Company and each Subsidiary; (vii) insure and keep fully insured all properties of the Company and each Subsidiary, customarily insured by companies carrying on a similar business, but in no event to a lesser extent than existed prior to the execution of this Agreement; (viii) comply in all material respects with the requirements of Environmental Laws and to notify Purchaser immediately in the event of any release or discovery of any Hazardous Substance or contaminant at, upon, under, over or within any Company Property and promptly forward to Purchaser copies of all Orders, notices, permits, applications or other communications and reports in connection with any release or the presence of any contaminant or any matters relating to Environmental Laws as they affect any Company Property; (ix) defend the title to and all of the Company's and each Subsidiary's rights in all of the material Company Intellectual Property; (x) prepare and file all Company Tax Returns required to be filed after the date hereof and on or before the Closing Date in a timely manner and in a manner consistent with prior years and applicable Tax Laws, and timely pay all Taxes shown thereon; (xi) pay, or establish adequate reserves for the payment of, all Taxes payable for taxable periods or portions thereof ending through the Closing Date, (xii) obtain, renew and otherwise keep in full force and effect all authorizations, licenses, certificates and permits from the appropriate federal, state and local Governmental Authorities, including, without limitation, the FAA, DOT and all Foreign Aviation Authorities, necessary to authorize the Company and each Subsidiary to lawfully engage in air transportation and to carry on commercial passenger service as currently conducted and as may from time to time be necessary to enable it lawfully to own, lease or operate aircraft and to perform the obligations herein undertaken by it, and observe and comply with the terms and conditions of any such authorizations, licenses, certificates and permits, and (xiii) conduct the business of the Company and each Subsidiary in such a manner that, on the Closing Date, the representations and warranties of the Sellers contained in this Agreement shall be true, correct and complete as if such representations and warranties were made on and as of such date.

        (b) Notwithstanding Section 5.1(a) hereof, the Sellers shall not, and shall cause the Company and each Subsidiary not to, without the prior written consent of Purchaser:

                (i) make any material change in the business or the operations of the Company or any Subsidiary;

                (ii) (A) incur, pay or discharge any liability or obligation (absolute, accrued, contingent or otherwise), (B) sell or transfer any property, or (C) acquire or sell, lease, grant an interest in or dispose of any assets or businesses, in each case, other than in the ordinary course of business consistent with past practice, or otherwise incur any Indebtedness;

                (iii) other than business-related advances to employees in the ordinary course of business, consistent with past practice, (A) guarantee or assume any other obligation of any Person, or (B) make any loan or advance to any Person;;

                (iv) waive any right of value owed to, cancel any debt owed to, or claims held by, the Company or any Subsidiary, except in the ordinary course of business consistent with past practice;

                (v) settle or compromise any Action (other than an Action involving a claim for Taxes, which shall be governed by clause (vi) below);

                (vi) (A) make or rescind any Tax election, (B) settle or compromise any Action relating to Taxes, (C) make a request for a written ruling of any Governmental Authority relating to Company Taxes,
        (D) enter into a written legally binding agreement with a Governmental Authority relating to Company Taxes, or (E) except as required by Law, change any of its methods of reporting income or deductions for federal income Tax purposes from those previously employed in the preparation of its federal income Tax Returns;

                (vii) make any change in the methods of accounting or accounting principles applied in the preparation of the financial statements of the Company or any Subsidiary other than a change which is required by reason of a concurrent change in Law or GAAP;

                (viii) (A) adopt, terminate, amend in any respect (except as required by this Agreement or applicable Law and, to the extent required by applicable Law and if compliance therewith presents options, only to the extent that the option chosen is the option which the Company reasonably believes to be the least costly), fund or secure any benefit plan or bonus, profit sharing, deferred compensation, incentive, stock option or stock purchase plan, program or commitment, paid time off for sickness or other plan, program or arrangement for the compensation or benefit of its employees, consultants or directors, (B) grant any general increase (other than increases required under a Contract) in the compensation of its employees (including any such increase pursuant to any bonus, profit sharing or other compensation or incentive plan, program or commitment) or any increase (other than increases required under a Contract) in the compensation payable or to become payable to any officer or director or (C) completely or partially withdraw (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan;

                (ix) amend, modify, terminate or breach any Material Contract in any material respect, or enter into any Contract which, had such Contract been entered into prior to the date hereof, would qualify as a Material Contract;

                (x) enter into, amend or modify any collective bargaining agreements;

                (xi) authorize, undertake, or enter into any commitment with respect to, capital expenditure projects individually in excess of $100,000 or in the aggregate in excess of $500,000 (or the equivalent amount in such other currencies in which the Company or any Subsidiary conducts business);

                (xii) amend the articles or certificates of incorporation, as applicable, or by-laws or other governing documents of the Company or any Subsidiary;

                (xiii) issue, deliver, or agree (actually or contingently) to issue or deliver (whether pursuant to any option or otherwise), or grant or modify any option, warrant or other right to purchase or otherwise acquire, any shares of the capital stock of the Company or any Subsidiary, or any security convertible into or exchangeable for, any shares of such capital stock, or issue or agree to issue any bonds, notes, or other securities;

                (xiv) split, combine or reclassify any shares of the capital stock of the Company or any Subsidiary, retire, redeem or otherwise acquire any shares of the capital stock of the Company or any Subsidiary, or declare, set aside or make any dividend or distributions of cash or other property in respect of the capital stock of the Company or any Subsidiary, or agree to do any of the foregoing;

                (xv) fail to maintain in force, or make any change in (except in the ordinary course of business), the insurance coverage contemplated by Section 3.12 (or substantially equivalent replacement coverage) as being maintained by the Company or any Subsidiary;

                (xvi) issue any communication to employees of the Company or any Subsidiary with respect to compensation, benefits or employment continuation or opportunity following the Closing, except as required by Law;

                (xvii) enter into any partnership or joint venture agreement or arrangement or any similar agreement or arrangement;

                (xviii) enter into any Contract which would require a consent thereunder with respect to the consummation of the transactions contemplated hereby;

                (xix) enter into a voluntary recognition agreement or other Contract with, or otherwise voluntarily recognize, any employee association, labor union or other similar organization with respect to any employees of the Company or any Subsidiary; or

                (xx) agree, whether in writing or otherwise, to do any of the foregoing.

        5.2 NOTIFICATION OF CERTAIN MATTERS. The Sellers, on the one hand, or Purchaser, on the other hand, will, in the event of, and promptly after the occurrence of, or promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event or condition which would constitute a breach of any of the representations and warranties contained in
Article II, Article III or Article IV, or would result in the inability of any condition contained in Articles VII or VIII to be satisfied or would otherwise prevent it from consummating the transactions contemplated hereby, give detailed written notice thereof to Purchaser or the Sellers, as the case may be, and each of the Sellers or Purchaser, as the case may be, shall use its reasonable best efforts to prevent or promptly to remedy such event, condition or breach. None of the disclosures pursuant to this Section 5.2 or investigations enabled or performed pursuant to Section 5.3 will be deemed to qualify, modify, or amend or supplement the representations, warranties or covenants of any party.

        5.3 ACCESS. Subject to the terms of the Confidentiality Agreement, the Sellers shall afford Purchaser's employees, auditors, legal counsel and other authorized representatives and advisors all reasonable opportunity and access during normal business hours to inspect, investigate and audit the assets, liabilities, Contracts, Books and Records, operations and business of the Company and each Subsidiary and to interview the employees and officers of the Company and each Subsidiary. The Sellers shall also permit Purchaser to meet with the customers and other business partners of the Company and each Subsidiary to discuss the business conducted between the Company and each Subsidiary and such customers and business partners. At the request of Purchaser, the Sellers shall execute or cause to be executed, such consents, authorizations and directions as may be necessary to enable Purchaser and its representatives to obtain access to all files and records maintained by Governmental Authorities in respect of the Company, the Subsidiaries and their respective businesses.

        5.4 ISSUANCE OF PURCHASER SECURITIES. Purchaser shall not, without the prior written consent of the Sellers, issue, deliver, or agree (actually or contingently) to issue or deliver (whether pursuant to any option or otherwise), or grant or modify any option, warrant or other right to purchase or otherwise acquire, any shares of the capital stock of the Purchaser, or any security convertible into or exchangeable for any shares of such capital stock, or issue or agree to issue any bonds, notes, or other securities, except for issuances of securities upon exercise of options, warrants or other securities outstanding as of the date hereof.

        5.5 STANDSTILL. From and after the date hereof unless and until this Agreement shall have been terminated in accordance with its terms, the Purchaser and the Sellers hereby agree and shall cause their respective directors, officers, Affiliates, employees, attorneys, accountants, representatives, consultants and other agents (collectively, "Representatives"), and the Sellers shall cause the Company and each Subsidiary: (i) to immediately cease any existing discussions or negotiations with any Person conducted heretofore, directly or indirectly, with respect to any Business Combination; (ii) not to directly or indirectly solicit, initiate, encourage or facilitate the submission of proposals or offers from any Person other than the parties to this Agreement or their Representatives relating to any Business Combination, or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish any information to any Person other than the parties to this Agreement or their Representatives in connection with, any proposed or actual Business Combination, provided, however, that Purchaser's obligations under this Section
5.5 shall be subject to applicable Law and the exercise of its fiduciary duties (in the good faith judgment of its board of directors based on the advice of independent legal counsel). The Sellers shall immediately notify any Person who contacts any Seller, the Company or any Subsidiary, and the Purchaser shall immediately notify any Person who contacts the Purchaser, with respect to any proposed Business Combination of the existence of this Agreement. Each party shall also notify the other party regarding any contact between them or their respective Representatives (and in the case of the Sellers, the Company and each Subsidiary), and any other Person regarding such proposed Business Combination.

        5.6     PURCHASER STOCKHOLDER APPROVAL.

        (a)     Purchaser shall, as soon as practicable following its receipt of
(x) all required information for inclusion in the Proxy Statement (as hereinafter defined) from the Company and the Subsidiaries and (y) the consent of J.H. Cohn with respect to the inclusion in the Proxy

Statement of the audited financial statements of the Company and the Subsidiaries prepared by J.H. Cohn, file with the Securities and Exchange Commission (the "SEC") a proxy statement in preliminary form or such other form, statement or report as may be required under the federal securities laws (such proxy statement or such other form, and any amendments or supplements thereto being the "Proxy Statement") relating to a stockholders meeting (the "Stockholder Meeting") to be held by Purchaser to obtain Stockholder Approval (as hereinafter defined). Purchaser shall duly call, give notice of, convene and hold the Stockholder Meeting and solicit proxies as promptly as reasonably practicable in accordance with applicable law for the purpose of seeking Stockholder Approval. "Stockholder Approval" shall mean (i) the affirmative vote of the holders of a majority of the shares of the issued and outstanding voting stock of Purchaser in favor of the transactions contemplated by this Agreement and (ii) the holders of less than 20% of the Purchaser Common Stock issued in Purchaser's initial public offering shall have exercised their conversion rights with respect to their shares of Purchaser Common Stock in connection with such vote, all in accordance with, and as required by, Purchaser's Amended and Restated Certificate of Incorporation.

        (b) Purchaser agrees that the Proxy Statement will comply in all material respects with all of the requirements of the Exchange Act and Purchaser will ensure that the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Purchaser with respect to information supplied by the Company or the Sellers for inclusion in the Proxy Statement. Purchaser shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information becomes false or misleading and shall take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and disseminated to its stockholders, in each case as and to the extent required by the Exchange Act. Purchaser shall give the Sellers and their counsel a reasonable opportunity (but no more than 5 Business
Days) to review and comment on the Proxy Statement, and any amendments or supplements thereto, prior to the filing of any such documents with the SEC and Purchaser will give due consideration to the Sellers' comments. Purchaser will provide to the Sellers and their counsel any comments that Purchaser or its counsel may receive from the SEC or its staff, whether written or oral, with respect to the Proxy Statement promptly after receipt of any such comments. Purchaser will use its reasonable best efforts to respond to any comments received from the SEC or its staff.

        (c) The Sellers shall furnish to Purchaser all information concerning the Sellers, the Company and the Subsidiaries, their respective directors, officers and stockholders (including the directors of the Company to be elected as directors of Purchaser effective as of the Closing) and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of the Sellers, the Company and/or Purchaser to any third party and/or any Governmental Authority in connection with the Proxy Statement (including, if required by the Exchange Act, copies of the unaudited consolidated balance sheets and statements of operations and cash flows of the Company and the Subsidiaries for periods other than those covered by the Company Audited Financial Statements, which will be prepared from the books and records of the Company and its Subsidiaries, and will present fairly the assets, liabilities, income, losses, retained earnings, financial condition, results of operations and cash flows of the Company and its Subsidiaries for the periods and dates covered thereby, in conformity with GAAP, the Exchange Act and the rules and regulations of the SEC), and will ensure that none of such information (including any information included in the Seller Disclosure Schedule, the Company Audited Financial Statements and any financial statements with respect to the Company and the Subsidiaries for any periods after June 30,
2006) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading. If at any time prior to Closing, a change in such information which would make the preceding sentence incorrect should occur, the Sellers will promptly notify Purchaser of such change. Purchaser shall promptly correct any such information in the Proxy Statement and shall take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and disseminated to its stockholders, in each case as and to the extent required by the Exchange Act.

        (d) The Sellers shall use their reasonable best efforts to obtain the auditors' consents to the inclusion of the Company Audited Financial Statements in the Proxy Statement, and to otherwise provide as soon as reasonably practicable any information about the Company and the Subsidiaries required by the Exchange Act reasonably sufficient to permit Purchaser to prepare and file the Proxy Statement.

        (e) Purchaser, through its board of directors, shall recommend to its stockholders that they give the Stockholder Approval and, subject to applicable Law and the exercise of its fiduciary duties (in the good faith judgment of its board of directors based on the advice of independent legal counsel), shall not withdraw or modify its recommendation.

        5.7 NOTICE OF LITIGATION. Promptly after obtaining Knowledge of the commencement of or the threatened occurrence of any Action against or with respect to the Company, any Subsidiary or any capital stock of the Company, the Sellers shall give detailed written notice thereof to Purchaser.

        5.8 FULFILLMENT OF CONDITIONS TO PURCHASER'S OBLIGATIONS. The Sellers agree to use their reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill the conditions contained in
Article VII.

        5.9 FULFILLMENT OF CONDITIONS TO COMPANY'S OBLIGATIONS. Purchaser agrees to use their reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill the conditions contained in Article VIII.

        5.10 GOVERNMENTAL CONSENTS(a) Purchaser and the Sellers shall, as promptly as practicable following the execution and delivery of this Agreement make or cause to be made all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Authority in connection with the transactions contemplated hereby. Each party will cause all documents that it is responsible for filing with any Governmental Authority under this Section 5.10 to comply in all material respects with all applicable Laws. Each such party shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of such filings or submissions. Each such party shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, any

Governmental Authority and shall comply promptly with any such inquiry or request. Each such party shall use its best efforts to obtain any clearance required under applicable Law for the consummation of the transactions contemplated hereby.

        (b) Any and all filing fees attributable to the filings made pursuant to this Section 5.10 shall be borne 50% by the Sellers and 50% by Purchaser.

        5.11 THIRD PARTY CONSENTS. The Sellers shall use their reasonable best efforts to obtain all consents from third parties which are required by the terms of any Contract or otherwise to be obtained in connection with the transactions contemplated hereby. Purchaser shall use its reasonable efforts to cooperate in obtaining any such consents, so long as Purchaser is not required to make any payments with respect thereto.

        5.12 PUBLICITY. No public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance and shall make a reasonable effort to take into account such comments.

        5.13 EQUITY COMPENSATION PLAN. Purchaser will submit to its stockholders for approval, as part of the Proxy Statement, a proposed equity compensation plan that would permit the granting of stock options, shares of restricted stock and other awards to such persons (including, but not limited to, management, directors and employees) in such amounts as may be determined by the Compensation Committee of Purchaser's board of directors (as constituted following the Closing). The pool of shares initially available for this plan will equal 1,500,000 of the total shares of Purchaser common stock expected to be outstanding immediately after the Closing.


                                  ARTICLE VI.

                         OTHER AGREEMENTS OF THE PARTIES

        6.1     CONFIDENTIALITY.

        (a) Each Seller agrees to hold confidential in accordance with commercial business practice all Confidential Information obtained in the course of its ownership of shares or participation in the ownership or management of the Company or otherwise which is non-public, confidential or proprietary in nature.

        (b) Each Seller agrees that subject to any requirement of Law, such Seller will keep such Confidential Information confidential and will not, without the prior written consent of Purchaser, be disclosed by such Seller to any Person. Each Seller agrees that Purchaser shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Section 6.1. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 6.1 by any Seller but shall be in addition to all other remedies available at Law or equity. It is further understood and agreed that failure or delay by Purchaser in exercising any right, power or privilege under this
Section 6.1 shall not operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege under this Agreement. Each Seller hereby waives any requirement that Purchaser post a bond in connection with any claim for equitable relief.

        6.2 FURTHER ASSURANCES. From and after the Closing Date, each party shall, at any time and from time to time, make, execute and deliver, or cause to be made, executed and delivered, for no additional consideration but at the cost and expense of the requesting party (excluding any internal costs incurred, such as having any of the following reviewed by counsel) such assignments, deeds, drafts, checks, stock certificates, returns, filings and other instruments, agreements, consents and assurances and take or cause to be taken all such actions as the other party or its counsel may reasonably request for the effectual consummation and confirmation of this Agreement and the transactions contemplated hereby.

        6.3     TAX RETURNS

        (a) The Sellers shall prepare or cause to be prepared and file or cause to be filed in a timely manner all Company Tax Returns for the Company and its Subsidiaries for all taxable periods ending on or prior to the Closing Date ("Pre-Closing Tax Periods"). Any such Tax Returns filed between the date hereof and the Closing Date for any Pre-Closing Tax Period shall be prepared, and each item thereon treated, in a manner consistent with past practices (including, without limitation, prior Tax elections and accounting methods or conventions), except as required by a change in the applicable Law.

        (b) Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all taxable periods beginning before and ending after the Closing Date ("Straddle Periods") which are filed after the Closing Date. All such Tax Returns with respect to Pre-Closing Tax Periods with respect to which the Sellers have agreed to indemnify the Purchaser Group pursuant to Section 9.2 shall be prepared and filed in a manner that is consistent with past practices (including, without limitation, prior Tax elections and accounting methods or conventions), except as required by a change in the applicable Law.

        (c) The Sellers shall pay or cause to be paid when due and payable all unreserved Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period and any pre-Closing portion of a Straddle Period; and (ii) Purchaser shall pay or cause to be paid when due and payable, such Taxes for any Tax periods commencing on or after the Closing Date and any post-Closing portion of a Straddle Period.

        (d) Purchaser and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company and its Subsidiaries (including, without limitation, access to books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for and conduct of any audit by any Tax authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax Authorities at the sole cost of the requesting party. If reasonably requested by Purchaser, the Sellers shall make a representative available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Purchaser and the Sellers shall retain all books and records with respect to Taxes pertaining to the Company and it Subsidiaries in their respective possession until the later of (i) the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods prior to such expirations, and (ii) six years following the due date (without extension) for such Tax Returns. At the end of such period, each party shall provide the others with at least ten days' prior written notice before destroying any such books and records, during which period the parties receiving such notice can elect to take possession, at their own expense, of such books and records. Purchaser and the Sellers shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Company or any Subsidiary. Any information provided or obtained under this Section 6.3 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or in conducting an audit or other proceeding.

        (e) The Sellers will pay all applicable transfer Taxes, sales and/or use Taxes, real property transfer or excise Taxes, recording, deed, stamp and other similar Taxes, fees and duties imposed under applicable Law upon the Sellers incurred in connection with the transfer of the Purchase Shares.

        (f) For all Tax purposes, Purchaser and the Sellers agree that they will report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, and all parties agree to file their Tax Returns accordingly.

        6.4     CORPORATE INDEMNIFICATION.

        (a) Following the Closing, Purchaser shall indemnify and hold harmless, and provide advancement of expenses to, all current and former directors, officers and employees of Purchaser (in all of their capacities) (i) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Purchaser pursuant to Purchaser's certificate of incorporation, by-laws and indemnification agreements, if any, in existence on the date hereof with any current or former directors, officers and employees of Purchaser and (ii) without limitation to clause (i), to the fullest extent permitted by Law, in each case for acts or omissions occurring at or prior to the Closing Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby). Without limiting the foregoing, Purchaser agrees that all rights to indemnification (including any obligations to advance funds for expenses) and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Time now existing in favor of the current or former directors, officers or employees of Purchaser as provided in its certificate of incorporation, by-laws, indemnification agreements or otherwise will survive the Closing and will continue in full force and effect in accordance with their terms and such rights will not be amended, or otherwise modified in any manner that would adversely affect the rights of individuals who on or prior to the Closing Time were directors, officers, employees or agents of Purchaser, unless such modification is required by Law.

        (b)     In the event that Purchaser or any of its successors or assigns
(i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Purchaser shall cause proper provisions to be made so that the successors and assigns of Purchaser assume the obligations set forth in this Section 6.4.

        (c) For six years after the Closing Time, Purchaser shall maintain in effect the current policies of directors' and officers' liability insurance maintained by Purchaser (provided that Purchaser may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) covering acts or omissions occurring at or prior to the Closing Time with respect to those persons who are currently covered by Purchaser's directors' and officers' liability insurance policy (the "Purchaser Indemnified Parties"), provided, however, that, if the Sellers elect, by giving written notice to Purchaser at least 30 days prior to the Closing Time, then, in lieu of the foregoing insurance, effective as of the Closing Time, Purchaser shall purchase a directors' and officers' liability insurance "tail" or "runoff" insurance program for a period of six years after the Closing Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Closing Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Purchaser's existing directors and officers liability policy, and in all other respects shall be comparable to such existing coverage).

        (d) The obligations of Purchaser under this Section 6.4 shall not be terminated or modified after the Closing Time in such a manner as to adversely affect any Indemnified Party without the express written consent of such Indemnified Party. The provisions of this Section 6.4 are (i) intended to be for the benefit of, and will be enforceable by, each Purchaser Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

        6.5 QUALIFICATION AS A "REORGANIZATION." From and after the date of this Agreement, each party hereto shall (i) not take any actions or cause any actions to be taken (other than actions contemplated by this Agreement) which could reasonably be expected to prevent the acquisition from qualifying as a "reorganization" under section 386(a) of the Code, and (ii) advise the other parties promptly upon becoming aware of any circumstances that they believe could reasonably be expected to prevent the acquisition from so qualifying.

        6.6     INVESTOR RIGHTS AGREEMENT.

        Purchase hereby acknowledges that, in connection with an equity financing by the Company, the Company and certain holders of its Class A common stock are party to an Investors Rights Agreement, dated October 2, 2006, and Purchaser further acknowledges that in the event of the occurrence of the Closing , Purchaser shall become subject to, and shall comply with, its obligations arising under Section 2.1(a) and Sections 2.2 though 2.10 thereof.

                                  ARTICLE VII.

                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

        The obligation of Purchaser to consummate the transactions contemplated under this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser, in its sole discretion:

        7.1 REPRESENTATIONS AND WARRANTIES. Each representation and warranty contained in Articles II and III which is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date hereof and at and as of the Closing Time as if made at and as of such time, except that the representations and warranties made by the Sellers which address matters only as of a particular date shall remain true and correct as of such date.

        7.2 PERFORMANCE. The Sellers shall each have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing Time.

        7.3 NO MATERIAL ADVERSE EFFECT. Between the date of the execution of this Agreement and the Closing Date, the Company and its Subsidiaries shall not have suffered or experienced a Material Adverse Effect.

        7.4 CERTIFICATES. Purchaser shall have received (a) a certificate of the Sellers certifying to the fulfillment of the conditions specified in Sections 7.1, 7.2, and 7.3 and (b) such other evidence with respect to the fulfillment of said conditions as Purchaser may reasonably request.

        7.5 NO INJUNCTION. There shall not be pending, threatened or in effect any injunction or restraining order issued by a court of competent jurisdiction in an Action against (i) the consummation of the transactions contemplated hereby, or (ii) the right of the Company or any Subsidiary to operate their respective businesses after Closing on substantially the same basis as currently operated.

        7.6 GOVERNMENT APPROVALS. The parties hereto shall have received all approvals from any applicable Governmental Authority necessary to consummate the transactions contemplated hereby, and the Company shall have taken all steps, if any, necessary to give appropriate notice of the changes in ownership of the Company contemplated by this Agreement to the FAA, DOT and all Foreign Aviation Authorities which have issued to the Company or any Subsidiary any authorization, certificate or permit to operate aviation services.

        7.7 THIRD PARTY CONSENTS. The Sellers shall have obtained and delivered to Purchaser all written consents, approvals, waivers, notices or similar authorizations required to be obtained or given by the Sellers in order to consummate the transactions contemplated hereby, in form and substance reasonably satisfactory to Purchaser.

        7.8 RESIGNATIONS. Purchaser shall have received the written resignations of all directors of the Company, effective as of the Closing Time.

        7.9     RELEASES. The Sellers and each of the Persons referred to in
Section 7.8 shall have executed and delivered to Purchaser a general release with respect to events occurring prior to the Closing (each, a "Release") in substantially the form of Exhibit 2.

        7.10 LIENS. Evidence satisfactory to Purchaser of the release and discharge of any Liens specified in the Seller Disclosure Schedule in respect of
Section 3.7.

        7.11 STOCKHOLDER APPROVAL. Purchaser shall have received the Stockholder Approval.

        7.12 EMPLOYMENT AGREEMENT. Steven Santo and John Waters shall have each executed and delivered an Employment Agreement, dated as of the Closing Date (the "Employment Agreements"), in the forms attached hereto as Exhibits 3 and 4, respectively.

        7.13 STOCKHOLDERS AGREEMENT. The Sellers shall have entered into a Stockholders Agreement, dated as of the Closing Date (the "Stockholders Agreement"), in the form attached hereto as Exhibit 5.

        7.14 ESCROW AGREEMENT. The Sellers and Escrow Agent shall have entered into an Escrow Agreement, dated as of the Closing Date, (the "Escrow Agreement") in the form attached hereto as Exhibit 6.

        7.15 GOOD STANDING. Purchaser shall have received short-form good standing certificates, or certificates of compliance relating to the Company and each subsidiary, dated within five Business Days of the Closing Date, issued by the Secretary of State of the State of Nevada and the jurisdiction of formation of each Subsidiary.


                                 ARTICLE VIII.

               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

        The obligation of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Sellers:

        8.1 REPRESENTATIONS AND WARRANTIES. Each representation and warranty contained in Article IV which is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time, except that the representations and warranties made by Purchaser which address matters only as of a particular date shall remain true and correct as of such date.

        8.2 PERFORMANCE. Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser prior to or at the Closing Time.

        8.3 NO MATERIAL ADVERSE EFFECT. Between the date of the execution of this Agreement and the Closing Date, the Purchaser shall not have suffered or experienced a Purchaser Material Adverse Effect.

        8.4 CERTIFICATES. The Sellers shall have received (a) a certificate of an executive officer of Purchaser, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 8.1, 8.2 and 8.3; (b) a certificate of the Secretary of Purchaser, dated the Closing Date, setting forth the resolutions of the Board of Directors of Purchaser approving this Agreement and all other documents contemplated hereby, and authorizing the transactions hereby contemplated; and (c) such other evidence with respect to the fulfillment of any of said conditions as the Sellers may reasonably request.

        8.5 NO INJUNCTION. There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in an Action against the consummation of the transactions contemplated hereby.

        8.6 GOVERNMENT APPROVALS. The parties hereto shall have received all approvals from any applicable Governmental Authority necessary to consummate the transactions contemplated hereby.

        8.7 THIRD PARTY CONSENTS. Purchaser shall have obtained and delivered to the Sellers any written consents, approvals, waivers, notices or similar authorizations required to be extended by Purchaser in order to consummate the transactions contemplated hereby, in form and substance reasonably satisfactory to the Sellers.

        8.8 STOCKHOLDER APPROVAL. Purchaser shall have received the Stockholder Approval.

        8.9 EMPLOYMENT AGREEMENT. Purchaser shall have each executed and delivered each of the Employment Agreements.

        8.10 STOCKHOLDERS AGREEMENT. Purchaser and the Sellers shall have entered into the Stockholders Agreement.

        8.11 ESCROW AGREEMENT. Purchaser and Escrow Agent shall have entered into the Escrow Agreement.

        8.12 STOCK CERTIFICATES. Purchaser shall have received the Stock Certificates, together with evidence satisfactory to Purchaser that Purchaser has been entered in the corporate records of each relevant entity as the holder of record of the Purchase Shares.

        8.13 GOOD STANDING. Purchaser shall have received long-form good standing certificates or certificates of compliance, where recognized (or the equivalent thereto in the relevant jurisdiction) relating to the Company and each Subsidiary, dated within five Business Days of the Closing Date, issued by the appropriate official of the respective jurisdictions of incorporation or organization, as the case may be, together with like certificates with respect to each jurisdiction in which the Company or any Subsidiary carries on business as listed in the Seller Disclosure Schedule in respect of Sections 3.1 and 3.2.

        8.14 TRUST FUND. Purchaser shall have made appropriate arrangements with Continental Stock Transfer & Trust Company to have the Trust Fund disbursed to Purchaser immediately upon the Closing, subject to Purchaser's obligations with respect to costs and expenses incurred by or on behalf of Purchaser in connection with the transactions contemplated hereby.

        8.15 PURCHASER COMMON STOCK. Holders of twenty percent (20%) or more of the shares of Purchaser Common Stock issued in Purchaser's initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Purchaser's Amended and Restated Certificate of Incorporation.

        8.16 RESIGNATIONS. Sellers shall have received the written resignations of all directors of the Purchaser, effective as of the Closing Time.


                                   ARTICLE IX.

                                INDEMNIFICATION

        9.1 SURVIVAL. All representations and warranties made herein (or in the certificates to be delivered pursuant to Sections 7.4 or 8.4 hereof) by the parties to this Agreement and their respective obligations, covenants and agreements to be performed pursuant to the terms hereof, shall survive the Closing Time, provided, that, the representations and warranties made herein (or in such certificates) by the parties shall terminate on the date which is 30 days following the date on which Purchaser files its Form 10-K (or any applicable successor form) for the fiscal year ending June 30, 2008 with the SEC, except that the representations and warranties set forth in Sections 2.3 (Title to Purchase Shares), 2.6 (No Finder), 3.5 (Capitalization; Options) and
3.27 (No Finder) shall survive the Closing Time indefinitely. Notwithstanding the foregoing, if written notice of any matter setting forth in reasonable detail a claim for a breach of any representation or warranty is given to Purchaser or the Sellers, as the case may be, in writing pursuant to this Agreement prior to the end of the applicable survival period, any such representation or warranty that would otherwise terminate shall be deemed to survive solely with respect to such matter until such matter is resolved.

        9.2     INDEMNIFICATION BY SELLERS.

        (a) Each Seller, severally but not jointly, shall indemnify and hold harmless any Purchaser Group Member from and against and shall pay to the relevant Purchaser Group Member the amount of any and all Damages incurred by such Purchaser Group Member arising directly or indirectly from or in connection with any breach of any representation or warranty of such Seller contained in
Article II (including, without limitation, in any certificate provided in this Agreement).

        (b) Each Seller (it being understood that for the purpose of this Section 9.2(b), "Sellers" shall be defined as Steven Santo, Camelot 27, LLC, Jeffrey Kirby, John Waters, Kevin McKamey and Andiamo Aviation, LLC (provided, however, in the event of the dissolution of Andiamo Aviation then from the shares payable to Alfred Rapetti), jointly and severally, shall indemnify and hold harmless each Purchaser Group Member from and against any and all

Damages incurred by such Purchaser Group Member arising directly or indirectly from or in connection with:

                (i) any breach or failure by any Seller to perform any of their respective covenants or other obligations contained in this Agreement (including, without limitation, in any certificate provided in this Agreement);

                (ii) any breach of any representation or warranty of any Seller contained in Article III of this Agreement (including, without limitation, in any certificate provided in this Agreement); and

                (iii) (x) any and all Taxes imposed upon or assessed against the Company or any Subsidiary as a result of being a member of any affiliated, consolidated, combined or unitary group or on account of transferee or secondary liability for Taxes, in either case for taxable periods or portions thereof ending on or before the Closing Date; (y) any and all Taxes of the Company or any Subsidiary for taxable periods or portions thereof ending on or before the Closing Date, to the extent that such Taxes exceed Taxes which are included as current liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the Company Audited Financial Statements; and (z) any all Taxes imposed upon or assessed against Purchaser, the Company or any Subsidiary or their respective assets as a result of the transfer of the Purchase Shares.

        9.3 INDEMNIFICATION BY PURCHASER. Purchaser will indemnify and hold harmless each Seller Group Member from and against and shall pay to the relevant Seller Group Member the amount of any and all Damages incurred by such Seller Group Member arising directly or indirectly from or in connection with:

        (a) any breach or failure by Purchaser to perform any of its covenants or other obligations in this Agreement; and

        (b) any breach of any representation or warranty of Purchaser contained in this Agreement.

        9.4     LIMITATIONS ON INDEMNIFICATION.

        (a) Notwithstanding the other provisions of this Article IX, no Purchaser Group Member shall be entitled to be indemnified pursuant to Sections 9.2(a) and 9.2(b)(ii), and no Seller Group Member shall be entitled to be indemnified pursuant to Sections 9.3(b) unless and until the Damages incurred by Purchaser Group Members or Seller Group Members, respectively, shall exceed an aggregate of $500,000 for all claims thereunder (the "Threshold"), and upon exceeding such aggregate amount, the Purchaser Group Members or Seller Group Members, respectively, shall be entitled to be indemnified for all Damages (including all Damages below such amount); provided, however, that Purchaser Group Members shall be entitled to be indemnified for all Damages on a dollar-for-dollar basis from the first dollar of Damages, without regard to the Threshold, incurred as a result of any breach of the representations and warranties set forth in Sections 2.1, 2.3, 2.6, 3.2, 3.3, 3.5, 3.16, 3.20, 3.21
and 3.27 or with respect to Taxes described in Section 9.2(a)(iii).

        (b) Notwithstanding the other provisions of this Article IX, with respect to any claim for Damages pursuant to Section 9.2(b), no Seller shall be liable for a percentage of such Damages in excess of the percentage of the Purchase Price allocated to such Seller as set forth on Exhibit 1 hereto.

        (c) The maximum aggregate amount of indemnification pursuant to Sections 9.2(a), 9.2(b)(ii) or 9.2(b)(iii) that may be received by Purchaser Group Members shall not exceed the Escrow Amount (the "Cap") and, except as set forth in the following sentence, the Escrow Amount shall be the sole source of recourse for indemnification under such Sections. Notwithstanding the preceding sentence, Purchaser Group Members shall be entitled to be indemnified for all Damages, without regard to the Cap or the Escrow Amount, incurred as a result of any breach of the representations and warranties set forth in Sections 2.3, 2.6,
3.5 or 3.27, provided, further, however, that in the event of any breach of Sections 2.3, 2.6, 3.5 or 3.27, Purchaser Group Members shall seek indemnification directly from the Sellers (it being understood that with respect to Sections 3.5 and 3.27, "Sellers" shall be limited to Steven Santo, Camelot 27, LLC, Jeffrey Kirby, John Waters, Kevin McKamey and Andiamo Aviation, LLC (provided, however, in the event of the dissolution of Andiamo Aviation then from the shares payable to Alfred Rapetti) only after the entire Escrow Amount shall have been exhausted, distributed and/or reserved in connection with other pending claims by Purchaser Group Members.

        9.5 TAX TREATMENT OF INDEMNITY PAYMENTS. It is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all federal, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly.

        9.6 NOTICE OF CLAIMS. Any Purchaser Group Member or Seller Group Member seeking indemnification hereunder (an "Indemnitee") shall give to the party or parties obligated to provide indemnification to such Indemnitee (an "Indemnitor") a notice ("Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based.

        9.7 THIRD PARTY CLAIMS. In the case of any third party Action as to which indemnification is sought by an Indemnitee, the Indemnitor shall have 20 Business Days after receipt of a Claim Notice to notify the Indemnitee that it elects to conduct and control such Action. If the Indemnitor elects to conduct and control such Action, the Indemnitor shall promptly to reimburse the Indemnitee for the full amount of any Damages resulting from such Action, except fees and expenses of counsel for the Indemnitee incurred after the assumption of the conduct and control of such Action by the Indemnitor. If the Indemnitor does not give the foregoing notice, the Indemnitee shall have the right, at the sole expense of the Indemnitor, to conduct, control, settle and compromise such Action, and the Indemnitor shall cooperate with the Indemnitee in connection therewith, provided, that the Indemnitee shall permit the Indemnitor to participate in such conduct or settlement through counsel chosen by the Indemnitor, but the fees and expenses of such counsel shall be borne by the Indemnitor. If the Indemnitor gives the foregoing notice, subject to the first and second sentences of this Section 9.7, the Indemnitor shall have the right, at the sole expense of the Indemnitor, to conduct and control such Action with counsel reasonably acceptable to the Indemnitee, and the Indemnitee shall cooperate with the Indemnitor in connection therewith, provided, that (x) the Indemnitor shall permit the Indemnitee to participate in such conduct or settlement through counsel chosen by the Indemnitee, but the fees and expenses of such counsel shall be borne by the Indemnitee, and (y) the Indemnitor may not compromise or settle any such Action without the consent of the Indemnitee (which consent will not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law by the Indemnitee or any violation by the Indemnitee of the rights of any Person and such compromise or settlement will have no effect on any other claims that may be made against the Indemnitee, (ii) the sole relief provided is money Damages that are paid in full by the Indemnitor, (iii) the Indemnitee shall have no liability with respect to any compromise or settlement and (iv) such settlement includes an unconditional release in favor of the Indemnitee by the third-party claimant from all liability with respect to such claim. In the case of any third party Action as to which indemnification is sought by the Indemnitee which involves a claim for Damages other than solely for money Damages which could have a continuing effect on the business of the Indemnitee, the Indemnitee and the Indemnitor shall jointly control the conduct of such Action. The parties hereto shall use their reasonable best efforts to minimize any Damages from claims by third parties and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims, notwithstanding any dispute as to liability under this Article IX.

        9.8 EFFECT OF INVESTIGATION. The right to indemnification, payment of Damages or for other remedies based on any representation, warranty, covenant or obligation of any Seller contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy of inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Purchaser to consummate the transactions contemplated by this Agreement, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant or obligation.

        9.9 PAYMENT OF INDEMNIFICATION. For the purposes of this Article IX, the number of shares of Purchaser Common Stock delivered by the Sellers in satisfaction of any indemnification shall be based on the closing sale price of Purchaser Common Stock as quoted on the Over-the-Counter Bulletin Board (or on a national securities market on which Purchaser Common Stock is then quoted for trading) on the trading day immediately preceding the Closing Date. Subject to
Section 9.4(c), in the event that the entire Escrow Amount shall have been exhausted, distributed or reserved in connection with indemnification claims or payments made pursuant to this Article IX, additional indemnification payments, if any, shall be made with shares of Purchaser Common Stock held by the Sellers unless the number of shares of Purchaser Common Stock is insufficient to satisfy any indemnification liability of the Sellers, in which case the balance of such liability shall be payable in cash. In addition, subject to Section 9.4(c), Purchaser shall be entitled, if it so elects in its sole discretion, to set off any claim for Damages under this Article IX against the payments which may become payable to the Sellers under Section 1.6 or 1.7 or any other sum due under this Agreement from Purchaser to any Seller (provided that, if Purchaser withholds payment of any such Damages to set off any pending indemnification claim and it is determined pursuant to Section 9.2 that the amount withheld exceeds Purchaser's right to indemnification, Purchaser shall pay to the Sellers a sum equal to the amount of such excess). Purchaser shall exercise such right of set off by delivering written notice of such exercise to the Sellers, which notice shall set forth the amount being set off. Any such set off shall be applied proportionately among the Sellers.

        9.10 CLAIMS MANAGEMENT. In the event that any Purchaser Group Member asserts a claim for Damages pursuant to this Article IX against any of the Sellers following the Closing and in the event that one or more of the Sellers (or their designees) is an officer or director of Purchaser at the time such claim is asserted, then Purchaser shall establish a special committee of its Board of Directors for the purpose of investigating, evaluating and managing all aspects of such claim on behalf of the Purchaser, including, without limitation, making all decisions regarding the prosecution, litigation, negotiation and settlement thereof. Such special committee shall be comprised solely of directors of the Purchaser other than those Sellers (or Affiliates of such Sellers) who may have liability in connection with such claim, and such special committee shall be authorized to retain its own legal and financial advisors in connection with investigating, evaluating and managing such claim. All costs incurred by such special committee (including reasonable professional fees and expenses payable to such special committee's independent financial advisors and legal counsel) in connection with investigating, evaluating and managing such claim shall be advanced by the Company and shall be treated as Damages hereunder.


                                    ARTICLE X.

                                   TERMINATION

        10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

        (a)     by mutual consent of Purchaser and the Sellers; or

        (b) by Purchaser, if there has been (i) a material breach by any Seller of his representations and warranties contained in this Agreement or (ii) a material violation by any Seller of any covenant or agreement contained in this Agreement, provided, that written notice of such violation or breach shall have been given to the Sellers, and such violation or breach shall not have been cured within ten days of receipt of such notice; or

        (c) the Sellers, if there has been (i) a material breach by Purchaser of its representations and warranties contained in this Agreement or
(ii) a material violation by Purchaser of any covenant or agreement contained in this Agreement, provided, that written notice of such violation or breach shall have been given to Purchaser and such violation or breach shall not have been cured within ten days of receipt of such notice; or

        (d) by Purchaser, on the one hand, or the Sellers, on the other hand, if (i) the Stockholder Approval is not received at the Stockholder Meeting (or any adjournment thereof) or (ii) the Closing shall not have occurred by March 2, 2007 (unless the Closing shall have not occurred on or before such date due to a material breach of the representations and warranties or of a covenant by such party and/or the action or failure to act of the party seeking to terminate this Agreement).

        10.2 EFFECTS OF TERMINATION. In the event of a termination of this Agreement pursuant to this Article X (i) all further obligations of the parties under this Agreement shall terminate, (ii) no party shall have any right under or in connection with this Agreement or the transactions contemplated hereby against any other party, and (iii) each party shall bear its own costs and expenses; provided, however, that the termination of this Agreement under this
Article X shall not relieve any party of liability for any material breach of this Agreement prior to the date of termination, or constitute a waiver of any claim with respect thereto.


                                   ARTICLE XI.

                                  MISCELLANEOUS

        11.1 EXPENSES OF THE TRANSACTION. Each of the parties hereto agrees to pay such party's own fees and expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, legal and accounting fees and expenses. All such expenses incurred prior to the Closing Time by the Company or any Subsidiary in connection with the transactions contemplated hereby shall be for the account of the Sellers, and neither Purchaser, the Company nor any Subsidiary shall have any liability for such expenses following the Closing Time, provided, that such expenses will become the liability of Purchaser in the event of the occurrence of the Closing.

        11.2 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered
(i) when delivered personally or by private courier, (ii) when actually delivered by registered or certified United States mail, return receipt requested, or (iii) when sent by facsimile transmission (provided, that it is confirmed by a means specified in clause (i) or (ii)), addressed as follows:

        If to Purchaser to:

        Ardent Acquisition Corp.
        1415 Kellum Place
        Suite 205
        Garden City, NY 11530
        Attention:    Marc H. Klee
        Facsimile:    (516) 739-1034
        Telephone:    (516) 739-1017

        with a copy to:

        Katten Muchin Rosenman LLP
        575 Madison Avenue
        New York, New York  10022
        Attention:  David H. Landau, Esq.
        Facsimile:  (212) 940-8776
        Telephone:  (212) 940-6008

        If to the Sellers to:

        Avantair, Inc.
        4311 General Howard Drive
        Clearwater, Florida  33762
        Attention:  Steven Santo
        Facsimile:  (727)539-7007
        Telephone:  (727) 539-0071
        with copies to:

        DLA Piper
        1251 Avenue of the Americas
        New York, NY  10020
        Attention:   Doug Rappaport, Esq.
        Facsimile:   (212)835-6001
        Telephone:   (212)335-4947

        or to such other address as such party may indicate by a notice delivered to the other parties hereto.

        11.3 NO MODIFICATION EXCEPT IN WRITING. This Agreement shall not be changed, modified, or amended except by a writing signed by the party to be affected by such change, modification or amendment, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to which performance is to be rendered. In the event that the parties contemplate any amendment to this Agreement following the Closing, Purchaser shall establish a special committee of its Board of Directors for the purpose of evaluating, negotiating, drafting and executing such amendment, including, without limitation, making all decisions regarding the terms, condition and execution thereof on behalf of Purchaser. Such special committee shall be comprised solely of directors of the Purchaser other than the Sellers (or Affiliates of the Sellers), and shall be authorized to retain its own legal and financial advisors in connection with such amendment. All costs incurred by such special committee (including reasonable professional fees and expenses payable to such special committee's independent financial advisors and legal counsel) in connection with such amendment shall be advanced by the Company.

        11.4 ENTIRE AGREEMENT. This Agreement, together with the Schedules, Appendices and Exhibits hereto, sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them with respect to such subject matter.

        11.5 SEVERABILITY. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

        11.6 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. The Sellers shall not be permitted to assign their respective rights, or delegate their respective duties, under this Agreement without the prior written consent of Purchaser. Purchaser shall not be permitted to assign its rights, or delegate its duties, under this Agreement without the prior written consent of Sellers.

        11.7    GOVERNING LAW.

        (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts made and to be performed wholly within said State, without giving effect to the conflict of laws principles thereof.

        (b) Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court will not accept jurisdiction, the Supreme Court of the State of New York, New York County or any court of competent civil jurisdiction sitting in New York County, New York. In any action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding shall be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

        (c) EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT.

        11.8 SPECIFIC PERFORMANCE. The parties agree that if any of the provisions of this Agreement were not performed by Purchaser, on the one hand, or the Sellers, on the other hand, in accordance with their specific terms or were otherwise breached by such parties, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the non-breaching party will be entitled to specific performance of the terms hereof. The parties waive any requirement for the posting of a bond in connection with any Action seeking specific performance; provided, however, that nothing herein will affect the right of any of the parties to seek recovery against any party hereto, at Law, in equity or otherwise, with respect to any covenants, agreements or obligations to be performed by such party or parties after the Closing Date.

        11.9 HEADINGS; REFERENCES. The headings appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof. Any reference in this

Agreement (including in any Exhibit, Appendix or Schedule hereto) to a "Section," "Article," or "Exhibit" shall mean a Section, Article or Exhibit of or to this Agreement unless expressly stated otherwise.

        11.10 INTERPRETATION. In this Agreement, (a) words used herein regardless of the gender specifically used shall be deemed and construed to include any other gender, masculine, feminine or neuter, as the context shall require, and (b) all terms defined in the singular shall have the same meanings when used in the plural and vice versa. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person are also its predecessors and permitted successors and assigns.

        11.11 THIRD PARTIES. Subject to Section 6.4(d), The provisions of this Agreement are solely for the benefit of the parties hereto and shall not inure to the benefit of any third party.

        11.12 COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement. The parties hereto agree that this Agreement or document, certificate or instrument ancillary hereto may be executed by facsimile transmission and that the reproduction of signatures by facsimile or similar device shall be treated as binding as if originals, and each party agrees and undertakes to provide the other parties with a copy of such Agreement, document, certificate or instrument bearing original signatures forthwith upon demand by the other parties.

                            [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the day and year first above written.





                                    ARDENT ACQUISITION CORP.

                                    /s/ Barry J. Gordon
                                    ---------------------------------------
                                    By: Barry J. Gordon
                                    Title: Chairman and Chief Executive Officer


                                    ANDIAMO AVIATION, LLC

                                    /s/ Alfred Rapetti
                                    ---------------------------------------
                                    By: Alfred Rapetti
                                    Title: Managing Member

                                    /s/ Alfred Rapetti
                                    ---------------------------------------
                                    ALFRED RAPETTI


                                    CAMELOT 27, LLC

                                    /s/ Steven Santo
                                    ---------------------------------------
                                    By: Steven Santo
                                    Title: Member

                                    /s/ Steven Santo
                                    ---------------------------------------
                                    STEVEN SANTO

                                    /s/ Jeffrey Kirby
                                    ---------------------------------------
                                    JEFFREY KIRBY

                                    /s/ John Waters
                                    ---------------------------------------
                                    JOHN WATERS

                                    /s/ Kevin McKamey
                                    ---------------------------------------
                                    KEVIN MCKAMEY

                                   SCHEDULES

                            [Intentionally Omitted]

                                   APPENDIX A

                                   DEFINITIONS

DEFINITIONS. The following terms when used in the Agreement shall have the respective meanings ascribed to them below:

"2007 EBITDA CALCULATION" has the meaning ascribed to such term in Section
1.6(a).

"2008 EBITDA CALCULATION" has the meaning ascribed to such term in Section
1.6(a).

"ACCOUNTING FIRM" has the meaning ascribed to such term in Section 1.6(d).

"ACCOUNTS RECEIVABLE" means: (i) all trade accounts receivable and other rights to payment from customers of the Company or any Subsidiary and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of or services rendered to customers of the Company or any Subsidiary; (ii) all other accounts or notes receivable of the Company and the Subsidiaries and the full benefit of all security for such accounts or notes; and (iii) any Action, remedy or other right related to any of the foregoing.

"ACTION" shall mean any action, suit, claim, litigation, proceeding, arbitration, audit, assessment, case, examination, executive action, filing, information request, inquiry, investigation or hearing (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, any Governmental Authority.

"AFFILIATE" shall mean, with respect to a specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such specified Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

"AGREEMENT" has the meaning ascribed to such term in the Preamble hereto and includes this Appendix A and any other Appendices hereto.

"BOOKS AND RECORDS" shall mean all books of account, tax returns and other tax records, personnel records, historic documents relating to Employee Benefit Plans, sales and purchase records, production reports and records, and all other documents, files, correspondence and other information of the Company or any Subsidiary (whether in written, electronic or other form).

"BUSINESS COMBINATION" shall mean, with respect to any Person, any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition of capital stock or other ownership interests of such Person, or any sale, dividend or other disposition of any portion of such Person's assets.

"BUSINESS DAY" shall mean a day (other than a Saturday or Sunday), on which commercial banks are open for business in New York, New York.

"CAP" has the meaning ascribed to such term in Section 9.4(c).

"CITIZEN OF THE UNITED STATES" has the meaning set forth in Section 40102(a)(15) of 49 U.S.C. subtitle VII, as amended.

"CLAIM NOTICE" has the meaning ascribed to such term in Section 9.7.

"CLOSING" has the meaning ascribed to such term in Section 1.1.

"CLOSING CASH STATEMENT" has the meaning ascribed to such term in Section
1.5(a).

"CLOSING DATE" has the meaning ascribed to such term in Section 1.1.

"CLOSING TIME" has the meaning ascribed to such term in Section 1.1.

"CODE" shall mean the Internal Revenue Code of 1986, as amended.

"COMPANY" has the meaning ascribed to such term in the Recitals hereto.

"COMPANY AUDITED FINANCIAL STATEMENTS" has the meaning ascribed to such term in
Section 3.14(a).

"COMPANY COMMON STOCK" shall mean the common stock, $0.01 par value per share, of the Company.

"COMPANY INTELLECTUAL PROPERTY" has the meaning ascribed to such term in Section 3.11(b).

"COMPANY PROPERTY" has the meaning ascribed to such term in Section 3.8(a).

"COMPANY TAX" means any Tax, if and to the extent that the Company or any Subsidiary is or may be potentially liable under applicable Law, under Contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6, as a result of any Tax sharing or other agreement, or by operation of Law) for any such Tax.

"COMPANY TAX RETURN" means any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including, without limitation, any consolidated, combined or unitary return) filed or required to be filed with any Governmental Authority, if, in any manner or to any extent, relating to or inclusive of the Company, a Subsidiary or any Company Tax.

"CONFIDENTIAL INFORMATION" shall mean trade secrets, confidential or proprietary information, knowledge, or know-how pertaining primarily to the business of the Company or any Subsidiary, or any confidential or proprietary information concerning any supplier or customer of the Company or any Subsidiary, including, without limitation, customer lists, research and development information and materials, inventions, formulas, methods, techniques, processes, plans, product designs, procedures, contracts, financial information and computer models. The term Confidential Information shall not include (i) information that is generally available to the public, other than as a result of a disclosure by the receiving party or its directors, officers, stockholders, partners, Affiliates, employees, agents or advisors in violation of this Agreement; (ii) information which, prior to disclosure to the receiving party by or on behalf of the disclosing party, was already in the receiving party's possession on a non-confidential basis; (iii) information that was developed without the use of Confidential Information; (iv) information that becomes available to the receiving party on a non-confidential basis from a source other than the Sellers, the Company or any Subsidiary or any of their advisors, agents or Affiliates, provided, that such source is not known by the receiving party to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or any Subsidiary or any other party; (v) information which is reasonably necessary for the purpose of the disclosing party asserting its rights in a dispute among the parties hereunder; or (vi) information reasonably related to any Tax Returns or similar matters required to be prepared by the disclosing party or any of their representatives and filed with any Governmental Authority, PROVIDED, that, with respect to Confidential Information disclosed as a result of or in connection with clauses (v) and (vi) herein, the disclosing party shall provide the non-disclosing party with prompt written notice of such anticipated disclosure so that the non-disclosing party may seek a protective order or other appropriate remedy in connection with such disclosure, and if such protective order or other remedy is not obtained, the disclosing party hereby agrees to furnish only that portion of the Confidential Information which it is advised by counsel is legally required and to exercise its reasonable efforts to obtain assurance that confidential treatment will be accorded to the Confidential Information .

"CONFIDENTIALITY AGREEMENT" means that certain confidentiality agreement, dated June 14, 2006, by Purchaser and the Company.

"CONTRACTS" shall mean all legally binding leases, including, without limitation, Real Property Leases, licenses, contracts, agreements, indentures, promissory notes, guarantees, subcontracts, arrangements, commitments and understandings of any kind, whether written or oral, to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of the assets of the Company or any Subsidiary may be bound, and all rights arising under any of them, provided that "Contracts" shall not include any purchase order (whether with a customer or vendor) or commercial sales agreement arising in the ordinary course of business.

"DAMAGES" shall mean losses, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, Taxes and reasonable expenses and costs, including reasonable attorneys' and auditors' fees (and any reasonable experts' fees) and court costs, whether or not involving a third party claim.

"DOJ" has the meaning ascribed to such term in Section 5.10(b).

"DOT" means the Department of Transportation of the United States or any Governmental Authority succeeding to the functions of such Department of Transportation.

"EBITDA" has the meaning ascribed to such term in Section 1.6(b)

"EBITDA CALCULATION" has the meaning ascribed to such term in Section 1.6(a)

"EMPLOYEE BENEFIT PLANS" has the meaning ascribed to such term in Section
3.21(a).

"EMPLOYEES" has the meaning ascribed to such term in Section 3.9(c).

"ENVIRONMENT" shall mean soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

"ENVIRONMENTAL CONDITION" shall mean any condition with respect to the Environment on, under, about or mitigating from any Facility caused by a release of Hazardous Substances or violation of Environmental Laws, whether or not yet discovered, which could or does result in any Damages.

"ENVIRONMENTAL LAWS" shall mean all Laws relating to the pollution of or protection of the Environment, from contamination by, or relating to injury to, or the protection of, real or personal property or human health or the Environment, including, without limitation, all valid and lawful requirements of courts and other Governmental Authorities pertaining to reporting, licensing, permitting, investigation, remediation and removal of, emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, including, without limitation, the Oil and Pollution Act of 1990, the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) of 1980, and the Clean Air Act of 1990.

"ENVIRONMENTAL REPORT" shall mean any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to any Environmental Law.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute thereto and all final or temporary regulations promulgated thereunder.

"ESCROW AMOUNT" shall mean 1,750,000 shares of Purchaser Common Stock.

"ESCROW AGENT" shall mean JPMorgan Chase Bank, N.A.

"ESCROW AGREEMENT" has the meaning ascribed to such term in Section 7.14.

"EXCHANGE ACT" shall mean the U.S. Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued under that Act or any successor law.

"FAA" shall mean the Federal Aviation Administration of the United States or any Governmental Authority succeeding to the functions of such Federal Aviation Administration.

"FAA REGULATIONS" means the Federal Aviation Regulations issued or promulgated pursuant to Part A of subtitle VII of Title 49, United States Code, from time to time.

"FACILITY" shall mean any facility that is now or has heretofore been owned, leased or used by the Company or any Subsidiary.

"FCPA" has the meaning ascribed to such term in Section 3.19(d).

"FOREIGN AVIATION AUTHORITY" means any relevant foreign Governmental Authority which is vested with the control and supervision of, or has jurisdiction over, the operation of civil aircraft or other matters relating to civil aviation.

"FTC" has the meaning ascribed to such term in Section 5.10(b).

"GAAP" shall mean United States generally accepted accounting principles, consistently applied.

"GOVERNMENTAL AUTHORITY" shall mean:

                (i) any international, foreign, provincial, United States, federal, state, county, municipal or local government or governmental or quasi-governmental organization or any component part (including, but not limited to, any officer, official, branch, court, arbitration panel, agency, department, regulatory body, authority, tribunal, commission, instrumentality or agency) of any government or governmental or quasi-governmental organization,

                (ii) any Person with any regulatory power or authority or any governmental or quasi-governmental power or authority (including, without limitation, any Person with any power or authority to administer, assess, audit, calculate, collect, impose, investigate, review or otherwise act with respect to any Tax or any Tax-related matter), or

                (iii) any Person acting for or on behalf of any of the foregoing.

"GOVERNMENTAL PERMITS" shall mean all licenses, franchises, registrations, permits, privileges, immunities, approvals and other authorizations from a Governmental Authority.

"GROUP" has the meaning ascribed to such term in Section 3.21(a).

"HAZARDOUS SUBSTANCE" shall mean any substance whether solid, liquid or gaseous in nature:

                (i) the presence of which requires or may hereafter require notification, investigation, or remediation under any Environmental Law;

                (ii) which is or becomes defined as "toxic", a "hazardous waste", "hazardous material" or "hazardous substance" or "pollutant" or "contaminant" under any present or future Environmental Laws;

                (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any Governmental Authority;

                (iv) which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds;

                (v) which contains polychlorinated byphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

                (vi) which contains or emits radioactive particles, waves or materials, including radon gas.

 "INDEBTEDNESS" of any Person means all obligations of such Person (i) for borrowed money, or (ii) evidenced by notes, bonds, debentures or similar instruments, or (iii) for the deferred purchase price of products, goods or services (other than trade payables or accruals incurred in the ordinary course of business), or (iv) under capital leases or (v) in the nature of guarantees of any of the obligations described in clauses (i) through (iv) above of any other Person.

"INDEMNITEE" has the meaning ascribed to such term in Section 9.6.

"INDEMNITOR" has the meaning ascribed to such term in Section 9.6.

"INTELLECTUAL PROPERTY" has the meaning ascribed to such term in Section
3.11(a).

"INVENTORY" means the consumable inventory of Company and each Subsidiary, whenever located, including, without limitation, all finished goods, works in progress, raw materials, spare parts and all other materials and supplies to be used in or consumed by Company and/or any Subsidiary in the ordinary course of business.

"KNOWLEDGE" shall mean, with respect to the Sellers, the actual knowledge, after due inquiry and reasonable investigation, of the Sellers and the officers and directors of the Company and each Subsidiary.

"LAW" shall mean any constitution, law, treaty, compact, directive, ordinance, principle of common law, permit, authorization, variance, regulation, rule, or statute, including, without limitation, all federal, foreign, international, state, provincial, territorial and local laws related to Taxes, ERISA, Hazardous Substances and the Environment, zoning and land use, intellectual property, privacy, occupational safety and health, consumer protection, product quality, safety, employment and labor matters.

"LICENSED INTELLECTUAL PROPERTY" has the meaning ascribed to such term in
Section 3.11(c).

"LIENS" shall mean all mortgages, charges, pledges, liens, security interests, conditional sale agreements, encumbrances or similar restrictions.

"MAJOR CUSTOMERS" has the meaning ascribed to such term in Section 3.25.

"MATERIAL ADVERSE EFFECT" shall mean any event, condition or contingency that has had, or is reasonably likely to have, a material adverse effect on the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company and the Subsidiaries, taken as a whole, provided, however, that Material Adverse Effect shall not include any such effect or change resulting from or arising in connection with changes in general economic conditions which do not disproportionately affect the Company and/or the Subsidiaries, taken as a whole.

"MATERIAL CONTRACT" has the meaning ascribed to such term in Section 3.10.

"NOTICE OF EBITDA DISAGREEMENT" has the meaning ascribed to such term in Section 1.6(c).

"NTSB" means the National Transportation Safety Board of the United States or any Governmental Authority succeeding to the functions of such National Transportation Safety Board.

"ORDER" shall mean any award, decision, injunction, decree, stipulation, determination, writ, judgment, order, ruling, or verdict ordered, issued, made or rendered by any court, administrative agency or other Governmental Authority.

"PERMITTED LIENS" shall mean Liens (i) for any current taxes or assessments not yet delinquent or (ii) created by statute of carriers, warehousemen, vendors, mechanics, laborers or materialmen incurred in the ordinary course of business for sums not yet due.

"PERSON" shall mean any individual, firm, unincorporated organization, corporation (including any not-for-profit corporation), general or limited partnership, limited liability company, cooperative marketing association, joint venture, estate, trust, association or other entity as well as any syndicate or group that would be deemed to be a person under Section 13(a)(3) of the Exchange Act.

"PRE-CLOSING TAX PERIODS" has the meaning ascribed to such term in Section
6.3(a).

"PROXY STATEMENT" has the meaning ascribed to such term in Section 5.6(a).

"PURCHASE PRICE" has the meaning ascribed to such term in Section 1.2.

"PURCHASE SHARES" has the meaning ascribed to such term in the Recitals hereto.

"PURCHASER" has the meaning ascribed to such term in the Preamble hereto.

"PURCHASER CLOSING CASH AMOUNT" has the meaning ascribed to such term in Section 1.5(a).

"PURCHASER COMMON STOCK" shall mean the common stock, par value $0.0001 per share, of Purchaser.

"PURCHASER GROUP MEMBER" shall mean each of Purchaser, its Affiliates and their respective directors, officers, employees, agents and attorneys and their respective successors and assigns.

"PURCHASER INDEMNIFIED PARTY" has the meaning ascribed to such term in Section 6.4(c).

"PURCHASER MATERIAL ADVERSE EFFECT" shall mean any event, condition or contingency that has had, or is reasonably likely to have, a material adverse effect on the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of Purchaser, provided, however, that Purchaser Material Adverse Effect shall not include any such effect or change resulting from or arising in connection with changes in general economic conditions which do not disproportionately affect the Purchaser.

"QUALIFIED PLAN" has the meaning ascribed to such term in Section 3.21(d).

"REAL PROPERTY LEASE" has the meaning ascribed to such term in Section 3.8(a).

"RELATED AGREEMENTS" shall mean the Release, the Employment Agreements, the Stockholders Agreement and the Escrow Agreement.

"RELEASE" shall have the meaning ascribed to such term in Section 7.9.

"REPRESENTATIVES" shall have the meaning ascribed to such term in Section 5.5.

"SEC" has the meaning ascribed to such term in Section 5.6(a).

"SEC REPORTS" has the meaning ascribed to such term in Section 4.5.

"SECURITIES ACT" means the U.S. Securities Act of 1933 as amended, or any successor law, and regulations and rules issued under that Act or any successor law.

"SELLERS" has the meaning ascribed to such term in the Preamble hereto.

"SELLER DISCLOSURE SCHEDULE" shall mean that certain schedule attached hereto as Appendix B qualifying the representations and warranties contained in Article III on a clause-by-clause basis in an appropriately cross-referenced manner.

"SELLER GROUP MEMBER" shall mean the Sellers, their respective Affiliates and their respective agents and attorneys and their respective successors and assigns.

"STOCK CERTIFICATES" has the meaning ascribed to such term in Section 1.2.

"STOCKHOLDER APPROVAL" has the meaning ascribed to such term in Section 5.6(a).

"STOCKHOLDER MEETING" has the meaning ascribed to such term in Section 5.6(a).

"STRADDLE PERIODS" has the meaning ascribed to such term in Section 6.3(b).

"SUBSIDIARY" has the meaning ascribed to such term in Section 3.2(a).

"TARGET NET PURCHASER CLOSING CASH AMOUNT" has the meaning ascribed to such term in Section 1.5(b).

 "TAX" means any tax, charge, deficiency, duty, fee, levy, toll or other amount (including, without limitation, any net income, gross income, profits, gross receipts, excise, property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, alternative, add-on minimum, estimated, severance, stamp, occupation, environmental, premium, capital stock, disability, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording, registration or other tax) assessed or otherwise imposed by any Governmental Authority or under applicable Law, together with any interest, penalties or any other additions or increases.

"THRESHOLD" has the meaning ascribed to such term in Section 9.4(a).

"WARN" shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.